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                                                                Exhibit 10.36(a)


                      AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of March 10, 1995

                                      among

                              MINERAL HOLDINGS INC.

                              WORLD MINERALS INC.,

                             THE BANKS NAMED HEREIN,

                         NATIONSBANK, N.A. (CAROLINAS),

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                  as Co-Agent,

                                       and

                                 CHEMICAL BANK,

                            as Administrative Agent,

                                Collateral Agent

                                  and Co-Agent


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                                TABLE OF CONTENTS

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
ARTICLE I               DEFINITIONS........................................................................ 2
      SECTION 1.1.            Defined Terms................................................................ 2
      SECTION 1.2.            Terms Generally............................................................. 19
      SECTION 1.3.            Accounting Terms, GAAP...................................................... 20

ARTICLE II              THE LOANS......................................................................... 20
      SECTION 2.1.            Term Loans; Conversion of Outstanding
                                      Loans............................................................... 20
      SECTION 2.2.            Making of Revolving Loans................................................... 21
      SECTION 2.3.            Notice of Loans............................................................. 22
      SECTION 2.4.            Interest.................................................................... 23
      SECTION 2.5.            Alternative Rate of Interest................................................ 24
      SECTION 2.6.            Interest on Overdue Amounts................................................. 24
      SECTION 2.7.            Scheduled Amortization of Term Loans........................................ 25
      SECTION 2.8.            Mandatory Prepayments....................................................... 25
      SECTION 2.9.            Reduction of Revolving Loan Commitment...................................... 26
      SECTION 2.10.           Optional Prepayments of Term Loans.......................................... 27
      SECTION 2.11.           Redeployment Cost........................................................... 27
      SECTION 2.12.           Conversion and Continuation of
                                      Borrowings.......................................................... 28
      SECTION 2.13.           Increased Costs............................................................. 29
      SECTION 2.14.           Change in Legality.......................................................... 31
      SECTION 2.15.           Pro Rata Treatment.......................................................... 31
      SECTION 2.16.           Sharing of Setoffs.......................................................... 32
      SECTION 2.17.           Payments.................................................................... 32
      SECTION 2.18.           Taxes   .................................................................... 33
      SECTION 2.19.           Fees    .................................................................... 35

ARTICLE III             LETTERS OF CREDIT................................................................. 36
      SECTION 3.1.            Issuance of Letters of Credit............................................... 36
      SECTION 3.2.            Notice  .................................................................... 37
      SECTION 3.3.            Reimbursement; Repayment with Loans......................................... 37
      SECTION 3.4.            Increased Costs............................................................. 40
      SECTION 3.5.            Letter of Credit Fees....................................................... 41

ARTICLE IV              REPRESENTATIONS AND WARRANTIES.................................................... 42
      SECTION 4.1.            Organization................................................................ 42
      SECTION 4.2.            Corporate Power and Authority; No
                                      Required Consents or Approvals...................................... 42
      SECTION 4.3.            Enforceability.............................................................. 43
      SECTION 4.4.            Financial Statements........................................................ 43
      SECTION 4.5.            No Material Adverse Change.................................................. 43
      SECTION 4.6.            Litigation.................................................................. 44
      SECTION 4.7.            Compliance with Laws........................................................ 44
      SECTION 4.8.            Employee Benefit Plans...................................................... 44
      SECTION 4.9.            Taxes   .................................................................... 45
      SECTION 4.10.           Title to Properties......................................................... 45
      SECTION 4.11.           Business.................................................................... 45
      SECTION 4.12.           Agreements.................................................................. 46

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      SECTION 4.13.           No Material Misstatements................................................... 46
      SECTION 4.14.           Related Party Transactions.................................................. 46
      SECTION 4.15.           Labor Matters and Acts of God............................................... 46
      SECTION 4.16.           Outstanding Debt............................................................ 46
      SECTION 4.17.           Federal Reserve Regulations................................................. 46
      SECTION 4.18.           Investment Company Act and Public
                                      Utility Holding Company Act......................................... 46
      SECTION 4.19.           Security Interests.......................................................... 47
      SECTION 4.20.           Capital Stock; Subsidiaries................................................. 47

ARTICLE V            CONDITIONS TO LENDING................................................................ 49
      SECTION 5.1.            Loans on the Closing Date................................................... 49
               (a)   Notes    ............................................................................ 49
               (b)   Corporate Documents.................................................................. 49
               (c)   Lien Search.......................................................................... 49
               (d)   No Defaults.......................................................................... 50
               (e)   Insurance............................................................................ 50
               (f)   Requisite Approvals.................................................................. 50
               (g)   Security ............................................................................ 50
               (h)   Representations and Warranties....................................................... 50
               (i)   Officer's Certificate................................................................ 50
               (k)   Legal Matters........................................................................ 51
      SECTION 5.2.            Revolving Loans Made After Closing Date..................................... 51
               (a)   Representations and Warranties....................................................... 51
               (b)   Compliance........................................................................... 51
               (c)   Notice of Borrowings................................................................. 51
               (d)    Officer's Certificate............................................................... 51
      SECTION 5.3.            Letters of Credit Issued After the
                                      Closing Date........................................................ 51
               (a)   Representations and Warranties....................................................... 51
               (b)   Compliance........................................................................... 51
               (c)   Notice   ............................................................................ 52
               (d)   Officer's Certificate................................................................ 52

ARTICLE VI           AFFIRMATIVE COVENANTS................................................................ 52
      SECTION 6.1.            Corporate Existence......................................................... 52
      SECTION 6.2.            Obligations and Taxes....................................................... 52
      SECTION 6.3.            Performance Under Agreements................................................ 52
      SECTION 6.4.            Access to Properties and Inspections........................................ 53
      SECTION 6.5.            Defense of Claims........................................................... 53
      SECTION 6.6.            Notices of Litigation or Claims............................................. 53
      SECTION 6.7.            Notice of Certain Actions................................................... 54
      SECTION 6.8.            Compliance.................................................................. 54
      SECTION 6.9.            Further Assurances.......................................................... 54
      SECTION 6.10.           Business and Properties..................................................... 54
      SECTION 6.11.           Financial Statements and Reports............................................ 55
      SECTION 6.12.           Insurance................................................................... 56
      SECTION 6.13.           Mining Plan................................................................. 57
      SECTION 6.14.           Interest Rate Hedges........................................................ 57
      SECTION 6.15.           ERISA   .................................................................... 57
      SECTION 6.16.           Proceeds.................................................................... 58

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ARTICLE VII             NEGATIVE COVENANTS................................................................ 58
      SECTION 7.1.            Indebtedness................................................................ 58
      SECTION 7.2.            Negative Pledge............................................................. 59
      SECTION 7.3.            Restricted Payments......................................................... 60
      SECTION 7.4.            Investments................................................................. 61
      SECTION 7.5.            Nature of Business.......................................................... 62
      SECTION 7.6.            Asset Sales................................................................. 62
      SECTION 7.7.            Acquisitions................................................................ 62
      SECTION 7.8.            Transactions With Affiliates................................................ 63
      SECTION 7.9.            Sale and Leaseback Transactions............................................. 64
      SECTION 7.10.           Merger or Consolidation..................................................... 64
      SECTION 7.11.           Interest Coverage........................................................... 64
      SECTION 7.12.           Debt to Worth............................................................... 64
      SECTION 7.13.           Net Worth................................................................... 64
      SECTION 7.14.           Fiscal Year................................................................. 65

ARTICLE VIII            EVENTS OF DEFAULT................................................................. 65
      SECTION 8.1.            Defaults.................................................................... 65

ARTICLE IX              THE ADMINISTRATIVE AGENT AND CO-AGENTS............................................ 69

ARTICLE X               HOLDINGS GUARANTY................................................................. 71
     SECTION 10.1.            Holdings Guaranty........................................................... 71
     SECTION 10.2.            Guarantor's Waivers......................................................... 72
     SECTION 10.3.            Bankruptcy.................................................................. 73
              (a)       No Effect on Guaranty............................................................. 73
              (b)       Filing of Claims.................................................................. 74
     SECTION 10.4.            Payment .................................................................... 75

ARTICLE XI              MISCELLANEOUS..................................................................... 75
     SECTION 11.1.            Notices .................................................................... 75
     SECTION 11.2.            Survival of Agreement....................................................... 76
     SECTION 11.3.            Successors and Assigns; Syndications;
                                      Loan Sales; Participations.......................................... 76
     SECTION 11.4.            Expenses of the Co-Agents and the Banks..................................... 80
     SECTION 11.5.            Indemnification............................................................. 81
     SECTION 11.6.            Governing Law............................................................... 82
     SECTION 11.7.            Waivers; Amendments......................................................... 83
     SECTION 11.8.            Severability................................................................ 84
     SECTION 11.9.            Counterparts................................................................ 84
     SECTION 11.10.           Headings.................................................................... 84
     SECTION 11.11.           Obligations of Banks Several................................................ 84
     SECTION 11.12.           Entire Agreement............................................................ 85
     SECTION 11.13.           Confidentiality............................................................. 85
     SECTION 11.14.           Release of Certain Liens.................................................... 85


EXHIBITS

EXHIBIT A - Form of Alleghany Subordination Agreement
EXHIBIT B - Form of Assignment and Acceptance

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EXHIBIT C   -  Celite Guaranty Agreement
EXHIBIT D   -  Celite Pledge Agreement
EXHIBIT D-1 -  Celite Mexico Pledge Agreement
EXHIBIT E   -  Holdings Pledge Agreement
EXHIBIT F   -  Pledge Agreement
EXHIBIT G   -  Form of Revolving Credit Note
EXHIBIT H   -  Form of Term Loan Note
EXHIBIT I   -  Letter of Credit Application
EXHIBIT J   -  Letter of Credit Application
EXHIBIT K   -  Form of Notice of Borrowing


ANNEXES

ANNEX I     -  The Banks
ANNEX II    -  Financing Documents
ANNEX III   -  Financials
ANNEX IV    -  List of Material Subsidiaries
ANNEX V     -  List of Jurisdictions

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                                      AMENDED AND RESTATED CREDIT AGREEMENT
                                 dated as of March 10, 1995, among MINERAL
                                 HOLDINGS INC., a Delaware corporation
                                 ("Holdings"), WORLD MINERALS INC., a Delaware corporation (the "Borrower"), the BANKS (as hereinafter defined), NATIONSBANK, N.A. ("CAROLINAS) ("NationsBank"), BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, a national banking association ("Bank of America"), as co-agent, and CHEMICAL BANK, a New York banking corporation ("Chemical"), as administrative agent, collateral agent and co-agent for the Banks.

                                    PREAMBLE

                  The Borrower, Holdings, the Banks, Bank of America and Chemical are parties to a Credit Agreement dated as of December 20, 1991, as amended through Amendment No. 5 to Credit Agreement dated as of December 20, 1993 (the "Existing Agreement"), pursuant to which the Banks have provided to the Borrower a $70 million senior secured revolving loan facility (the "Existing Facility"). The Borrower, Holdings, the Banks, Bank of America and Chemical wish to amend and restate the Existing Agreement in its entirety in order to, among other things, provide for (a) a senior secured term loan facility in a principal amount of $57,000,000 (the "Term Loan Facility") and (b) a senior secured revolving loan facility in a principal amount of $60,000,000 (the "Revolving Loan Facility"; and the Revolving Loan Facility collectively with the Term Loan Facility, the "Facility") of which up to $20 million will be available for the issuance of letters of credit on behalf of the Borrower and its Subsidiaries (the "Letter of Credit Facility").

                  On the effective date of this Agreement, all of the loans outstanding under the Existing Agreement will be converted into Term Loans (as defined herein). Thereafter, availability under the Revolving Credit Facility may be utilized by the Borrower for letters of credit, acquisitions and general corporate purposes (including payments permitted pursuant to Section 7.3), in each case subject to the terms and conditions set forth herein.

                  The obligations of the Borrower, Holdings and Celite under this Agreement and the other Loan Documents are not guaranteed by Alleghany Corporation and no commitments are made by Alleghany Corporation with respect thereto.


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                  IN WITNESS WHEREOF, the parties to this Agreement, intending to be bound hereby, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1. Defined Terms. As used in this Agree-ment, the following terms shall have the following respective meanings:

                  "ABR Loan" shall mean a Loan made in accordance with the provisions of Article II bearing interest at a rate based on the Alternate Base Rate.

                  "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

                  "Administrative Agent" shall mean Chemical, as administrative agent for the Banks hereunder.

                  "Administration Fee" shall mean the fee payable by the Borrowers to the Administrative Agent in accordance with Section 2.19(b) hereof.

                  "Affiliate" shall mean, with respect to any Person, another Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

                  "Aggregate Commitment" at any time shall mean the sum of the Revolving Credit Commitment and the Term Loan Commitment.

                  "Alleghany" shall mean Alleghany Corporation, a Delaware corporation and, as of the date hereof, holder of a majority of the outstanding capital stock of Holdings.

                  "Alleghany Subordination Agreement" shall mean a subordination agreement between Alleghany and the Collateral Agent in the form of Exhibit A attached hereto.

                  "Alternate Base Rate" shall mean, with respect to any ABR Loan made by a Bank, for any day, a variable rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the fluctuating rate of interest announced from time to time by the Administrative Agent in its principal office in New York City as its prime rate in effect on such day (it being understood that the prime rate is not intended

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to represent the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) and (c) the Base CD Rate in effect on such day plus 1%. If for any reason any Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Base CD Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (a) or (c), or both, of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. For purposes of this Agreement, any change in the Alternate Base Rate shall be effective on the date such change is announced.

                  "Applicable Law" shall mean all provisions of laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority applicable to the Person in question, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties may be bound.

                  "Assessment Rate" shall mean, for any day, the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

                  "Asset Sale" shall mean any sale, transfer, lease or other disposition of all or any part of the assets, properties or rights of Holdings, the Borrower or any other Subsidiary, other than (i) a sale, transfer, lease or other disposition solely between two Subsidiaries in accordance with Section 7.8(b), (ii) sales of inventory in the ordinary course of business or (iii) sales or trade ins of property, machinery or equipment which is being replaced in the ordinary course of business or otherwise within one year of sale.

                  "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an assignee in the form of Exhibit B attached hereto.

                  "Bank" and "Banks" shall mean the financial institutions named in Annex I which have executed and delivered a counterpart of this Agreement, and any assignee of a Bank pursuant to Section 11.3(b).

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                  "Bank of America" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate times (ii) Statutory Reserves and (b) the Assessment Rate.

                  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                  "Borrower" shall have the meaning given to such term in the Preamble of this Agreement.

                  "Business" shall have the meaning given to such term in
Section 4.11 hereof.

                  "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City except that, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall, in addition, exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Expenditure" shall mean, with respect to any Person in any period, the sum of all amounts that would, in accordance with GAAP, be included as capital expenditures on a consolidated statement of cash flows of such Person during such period; provided, however, that for the purpose of determining compliance with Section 7.11, "Capital Expenditure" shall not include capital expenditures made to improve or develop property (as opposed to capital expenditures for maintenance or similar ordinary course of business improvements) acquired in an Acquisition permitted under Section 7.7 if, prior to the closing of such Acquisition, (i) the Borrower notifies the Administrative Agent in writing that it has elected to treat certain capital expenditures (the "Acquisition CapEx") relating to such Acquisition as part of the original acquisition or investment cost, (ii) the Borrower provides the Administrative Agent with a reasonably detailed description of the Acquisition CapEx, (iii) if all Acquisition CapEx is included in the "aggregate consideration" for such Acquisition, the Acquisition is permitted under Section 7.7 and (iv) the Borrower represents to the Administrative Agent, on behalf of the Banks, that such Acquisition CapEx will be utilized to refurbish, develop or make similar major improvements on such property rather than to maintain or make minor improvements in the ordinary course of business.

                  "Capital Lease Obligations" shall mean, with respect to any Person in any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a

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combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Cash Collateral Account" shall have the meaning given such term in Section 3.3(d) hereof.

                  "Celite" shall mean Celite Corporation, a Delaware corporation and a wholly-owned subsidiary of the Borrower.

                  "Celite Guaranty Agreement" shall mean the Amended and Restated Guaranty Agreement dated as of the date hereof and delivered by Celite to the Collateral Agent for the ratable benefit of the Banks, in the form of Exhibit C.

                  "Celite Pledge Agreement" shall mean (i) the Amended and Restated Pledge Agreement dated as of the date hereof in the form of Exhibit D and (ii) the Pledge Agreement dated as of December 20, 1991, in the form of Exhibit D-1, in each case delivered by Celite to the Collateral Agent for the ratable benefit of the Banks.

                  "Chemical" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Closing" shall mean the closing of the transactions contemplated by this Agreement.

                  "Closing Date" shall mean March 10, 1995, or such other date as the Banks and the Borrower shall agree.

                  "Co-Agents" shall mean Chemical and Bank of America as co-agents hereunder, severally and not jointly.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.

                  "Collateral" shall mean all of the "Collateral" as defined in each of the Financing Documents.

                  "Collateral Agent" shall mean Chemical, as Collateral Agent for the Banks under the Financing Documents.

                  "Commitment Fee" shall have the meaning given such term in
Section 2.19(a) hereof.

                  "Control" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or

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cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Cumulative Net Income" shall mean, at any time, an amount equal to the sum of the Net Income of Holdings and its Subsidiaries, on a consolidated basis, from January 1, 1992, to and including the last day of the last fiscal quarter which has ended prior to or on the date of such calculation.

                  "Default" shall mean any event which, with (i) the giving of any notice expressly provided for in Article VIII and/or (ii) the passage of any waiting period or cure period expressly provided for therein, would constitute an Event of Default.

                  "Dollars" and "$" shall mean lawful money of the United States of America.

                  "Domestic Subsidiaries" shall mean, collectively, those Subsidiaries organized and existing under the laws of the United States or any state of the United States but excluding any branches of such Subsidiaries registered or operating in jurisdictions located outside the United States.

                  "Drawing" shall mean any payment or disbursement made by the Issuing Bank under a Letter of Credit honoring a demand for payment by a beneficiary of such Letter of Credit.

                  "EBITDA" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, for each Fiscal Year, without duplication, (a) Net Income for such Fiscal Year, plus (b) interest expense deducted in determining such Net Income, plus (c) depreciation expense deducted in determining such Net Income, plus (d) amortization expense deducted in determining such Net Income, plus (e) other non-cash items of expense deducted in determining such Net Income, plus (f) provision for federal, state, local and foreign taxes to the extent deducted in determining such Net Income, less (g) to the extent included in determining such Net Income, income during such period attributable to non-operating gains (including Asset Sales), including extraordinary or unusual gains, gains from discontinuance of operations and other non-recurring gains, plus (h) to the extent deducted in determining such Net Income, losses during such period attributable to any similar non-operating losses, in each case computed in accordance with GAAP.

                  "Eligible Assignee" means (A) (i) a commercial bank or trust company organized under the laws of the United States or any state thereof; (ii) a saving and loan association or savings bank organized under the laws of the United States or any state thereof; and (iii) a commercial bank or trust company organized under the laws of any other country or a political subdivision

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thereof, provided that such bank or trust company is acting through a trust company that is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (B) any Bank and any Affiliate of any Bank; provided that no Affiliate of the Borrower shall be an Eligible Assignee; and provided further that such Eligible Assignee must have at the time of determination unimpaired capital and surplus of not less than $100,000,000.

                  "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and nonnegligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by Holdings or any Subsidiary, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" at any date shall mean all provisions of Applicable Law concerning the protection of the environment (including, without limitation, soil, the air, surface waters, ground water and land use) together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as such Act may from time to time be amended, and final regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean any Person (including each trade or business (whether or not incorporated)) which together with Holdings or any of its Subsidiaries would be deemed to be a

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



member of the same "controlled group" within the meaning of Section 414(b) of the Code, under "common control" within the meaning of Section 414(c) of the Code or a member of the same "affiliated service group" within the meaning of
Section 414(m) of the Code and the regulations, if any, promulgated under
Section 414(o) of the Code.

                  "Eurodollar Loan" shall mean a Loan bearing interest at a rate based on the LIBO Rate in accordance with the provisions of Article II.

                  "Eurodollar Margin" shall have the meaning given to such term in Section 2.4.

                  "Event of Default" shall mean any of the events set forth in Article VIII hereof.

                  "Excluded Subsidiary" shall have the meaning given such term in Section 7.7 hereof.

                  "Existing Agreement" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Existing Facility" shall have the meaning given to such term in the Preamble of this Agreement.

                  "Expropriatory Action" shall mean any action or series of actions that is taken, authorized, ratified or condoned by the United States of America or any Governmental Authority or other Person in any country in which a Subsidiary operates, owns or maintains a place of business, or any agency or instrumentality thereof, for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise, of any ownership interest in the stock of any Subsidiary or ownership interest of any Subsidiary in any asset or property or access thereto.

                  "Facility" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Fair Value" of an asset shall mean the consideration obtainable in a sale of such asset in an arm's-length transaction with a Person who is not an Affiliate of the seller.

                  "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions

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received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Fee Letter" shall mean the letter agreement dated as of the date hereof among the Borrower, Holdings and Chemical, with respect to certain fees and other compensation payable by the Borrower and Holdings to Chemical and the Banks.

                  "Fees" shall mean any and all fees and compensation payable to the Administrative Agent, the Co-Agents or any Bank hereunder or under any other Loan Document, including, without limitation, any fees payable under the Fee Letter.

                  "Final Maturity Date" shall mean December 31, 1999.

                  "Financial Officer" of any Person shall mean its chief financial officer or principal accounting officer.

                  "Financing Documents" shall mean each of the documents identified on Annex II.

                  "Fiscal Year" shall mean, with respect to Holdings and its Subsidiaries, each period from January 1 to December 31 of each year.

                  "Foreign Subsidiaries" shall mean, collectively, those Subsidiaries which are organized or existing under the laws of a jurisdiction located outside of the United States and any branches of Domestic Subsidiaries which are registered or operating in jurisdictions located outside of the United States.

                  "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

                  "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or a foreign jurisdiction.

                  "Guarantors" shall mean, collectively, Holdings and Celite.

                  "Guarantor Pledge Agreements" shall mean, collectively, the Holdings Pledge Agreement and the Celite Pledge Agreement.

                  "Guaranty" shall mean any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to purchase or otherwise pay for merchandise, materials, supplies, services or other property which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, or (d) to maintain the working capital, equity capital or other financial statement condition of the primary obligor.

                  "Harborlite Common Stock" shall have the meaning given to such term in Section 4.20(d).

                  "Harborlite Documents" shall mean the Perlite Business Agreement dated as of October 30, 1992, among Minerals and the other parties thereto, and each other document or agreement attached as an exhibit thereto.

                  "Harborlite Preferred Stock" shall have the meaning given to such term in Section 4.20(d).

                  "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

                  "Holdings" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Holdings Guaranty" shall have the meaning given to such term in Section 10.1.

                  "Holdings Pledge Agreement" shall mean the Pledge Agreement dated as of December 20, 1991, and delivered by Holdings to the Collateral Agent for the ratable benefit of the Banks, in the form of Exhibit E.

                  "Indebtedness" of any Person shall mean, without duplication,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including any acknowledgments evidencing payment-in-kind loan transactions), (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables in the ordinary course of business), (d) reimbursement obligations with respect to letters of credit and similar instruments, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (g) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) obligations under forward sales, futures, options and other similar hedging arrangements, (i) obligations to purchase or otherwise pay for merchandise, materials, supplies, services or other property which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (j) any Guaranty by such Person of an obligation of others and (k) all Capital Lease Obligations of such Person.

                  "Indemnified Person" shall have the meaning given to such term in Section 11.5.

                  "Information" shall have the meaning given to such term in Section 11.13.

                  "Insolvency" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

                  "Intellectual Property" shall have the meaning given to such term in Section 4.10(b) hereof.

                  "Interest Expense" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, for any period, all cash interest expense of such Persons for all Indebtedness outstanding during such period computed in accordance with GAAP.

                  "Interest Payment Date" shall mean (a) the last day of an Interest Period, (b) in the case of any Eurodollar Loan having an Interest Period of six months, (i) the day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period and (c) the date of any refinancing or conversion of such Loan with or into a Loan of a different type, the date of prepayment of such Loan and the Final Maturity Date; provided, however, that any Interest Payment Date which is not a Business Day shall be extended to the immediately succeeding Business Day except with respect to a Eurodollar Loan as provided in the definition of Interest Period.

                  "Interest Period" shall mean, (a) as to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month one month, two months, three months or six months thereafter, as the Borrower may elect and, thereafter, each period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan and ending on the numerically corresponding day in the calendar month one month, two months, three months or six months thereafter, as the Borrower may elect and (b) as to any ABR Loan, the period commencing on the date of such Loan and ending on the earliest of (i) the immediately succeeding March 31, June 30, September 30, or December 31 or (ii) the date of any conversion in accordance with Section 2.12 hereof (if after the date of such Loan); provided, however, that (A) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day, unless, in the case such Interest Period is applicable to a Eurodollar Loan, such next succeeding Business Day would fall in the immediately succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (B) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                  "Investments" shall have the meaning given such term in
Section 7.4 hereof.

                  "Issuing Bank" shall mean Chemical or Bank of America.

                  "LC Fee" shall have the meaning given to such term in Section 3.5.

                  "Lending Office" shall mean, with respect to any of the Banks, the branch or branches (or Affiliate or Affiliates) from which any such Bank's Eurodollar Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Bank's Eurodollar Loans or ABR Loans are made, as provided to the Administrative Agent from time to time in accordance with Section 11.1 hereof.

                  "Letter of Credit" shall have the meaning given to such term in Section 3.1 hereof.

                  "Letter of Credit Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn principal amount of all Letters of Credit outstanding at such time, (b) the aggregate principal amount of all Letters of Credit requested by the Borrower prior to such time pursuant to Section 3.2 and not yet issued by the Issuing Bank and (c) the aggregate amount of all

Reimbursement Obligations which have not at such time been converted to ABR
Loans.

                  "Letter of Credit Facility" shall have the meaning given to such term in the Preamble to this Agreement.

                  "LIBO Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate determined by the Administrative Agent to be the arithmetic average of the rates (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to such Eurodollar Loan made by the Co-Agents and for a maturity comparable to such Interest Period are offered to the principal London offices of the Co-Agents in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, appreciation right or similar right of a third party with respect to such securities.

                  "Loan" shall mean any Term Loan or Revolving Loan.

                  "Loan Documents" shall mean this Agreement, the Financing Documents, the Alleghany Subordination Agreement, any agreement with any Bank in connection with any interest rate, hedge or protection transaction as required by Section 6.14 or any other agreement or certificate delivered by the Borrower or the Guarantors in connection herewith.

                  "Majority Banks" shall mean, at any time, the Banks holding sixty-six and two-thirds percent (66 2/3%) of the aggregate principal amount of the Loans then outstanding, or if no Loans are then outstanding, Banks having Pro Rata Shares representing sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment.

                  "Mandatory Prepayment" shall have the meaning given to such term in Section 2.8.

                  "Material Adverse Effect" shall mean (a) a material adverse effect on the business, assets, operations, condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of either the Borrower or any Guarantor to perform any of its material obligations under any Loan Document to which it is a party or (c) any material impairment of the security interest of the Banks in the Collateral.

                  "Material Subsidiary" shall mean each Subsidiary listed on Annex IV.

                  "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Income" shall mean, for any Person for any period, the net income of such Person computed in accordance with GAAP.

                  "Net Proceeds" shall mean, with respect to any Asset Sale, the aggregate consideration received by a Person in connection with such Asset Sale less reasonable costs incurred in respect of such sale (including taxes paid or payable in connection therewith); provided, however, that if the consideration received by any Person in connection with any Asset Sale does not constitute cash or a cash equivalent, the Net Proceeds from such Asset Sale shall be deemed to be an amount equal to the Fair Value of the consideration so received.

                  "Net Worth" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, at any point in time, the net book value of the assets of Holdings and its Subsidiaries, as shown on Holdings' consolidated balance sheet, less the sum of (i) the amount of any write-up effective after September 16, 1991, in the value of any asset above the cost or depreciated cost thereof to Holdings and/or the Subsidiaries and (ii) total liabilities as shown on such balance sheet, in each case computed in accordance with GAAP, provided, however, that Net Worth shall not include any adjustment required by GAAP to give effect to losses or gains arising solely as a result of currency translations.

                  "Note" shall mean each Revolving Credit Note and Term Loan Note delivered by the Borrower to the Banks in accordance with the terms hereof.

                  "Obligations" shall mean the due and punctual payment of principal of and interest on the Loans, the Fees and any Reimbursement Obligations hereunder and all other obligations of the Borrower or any Guarantor to the Administrative Agent, the Co-Agents, the Collateral Agent or any Bank under this Agreement (including, without limitation, all obligations under Section 2.13 and 3.4), any Note, the Letters of Credit, any other Loan Document or to any Bank in connection with any interest rate hedge or protection transaction as required by Section 6.14.

                  "Organizational Documents" shall mean, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, as filed or recorded with an applicable Governmental Authority or (b) governs the internal affairs of such Person, in each case as amended, supplemented or restated.

                  "Other Taxes" shall have the meaning given to such term in
Section 2.18(b).

                  "Parent Contributions" shall mean cash received by Holdings from its stockholders as a contribution to capital and up to $10 million of any cash received by Holdings from its stockholders as subordinated debt, provided Alleghany has, prior to the issuance of such subordinated debt, executed and delivered the Alleghany Subordination Agreement.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Permitted Acquisitions" shall have the meaning given such term in Section 7.7 hereof.

                  "Permitted Indebtedness" shall mean Indebtedness permitted to be incurred under clauses (a) through (j) of Section 7.1 hereof.

                  "Permitted Investments" shall mean (i) direct obligations of the United States or of any agency thereof, or obligations guaranteed as to principal and interest by the United States government, (ii) bankers' acceptances and certificates of deposit issued by the Administrative Agent, any Co-Agent, any Bank or any other bank or trust company or, in the case of any subsidiary bank of a bank holding company, a bank holding company, having capital, surplus and undivided profits of at least $500,000,000, the short-term deposit rating of which is given a A1 or P1 rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., as applicable, (iii) obligations of the Administrative Agent, any Co-Agent, any Bank or any bank or trust company or bank holding company described in clause (ii) above, in respect of the repurchase of obligations of the type described in clause (i) hereof, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (i) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, the Administrative Agent, any Co-Agent, any Bank or any such Bank's trust company or bank holding company, (iv) commercial paper given a rating of A1 or P1 by Standard & Poor's Corporation or Moody's Investors Service, Inc., as applicable, maturing not more than 270 days from the date of acquisition and (v) securities issued by money market funds that meet external money market guidelines and have 90% or more of their investments in commercial paper meeting the requirements of
(iv) above or investments of comparable quality.

                  "Permitted Liens" shall mean Liens permitted in accordance with Section 7.2 hereof.

                  "Permitted Subsidiary Indebtedness" shall mean, at any time, an aggregate of $10.0 million of Indebtedness incurred by the Foreign Subsidiaries in the ordinary course of business, other than Indebtedness of a Foreign Subsidiary to Holdings, the Borrower or Celite incurred in accordance with the provisions of this Agreement.

                  "Person" shall mean and include any natural person, company, partnership, joint venture, corporation, business trust, unincorporated organization or Governmental Authority.

                  "Plan" shall mean any defined benefit pension plan which is subject to the provisions of Title IV of ERISA (or similar legislation in the jurisdiction in which a Subsidiary is organized) and which is maintained for or contributed to on behalf of employees of the Parent or any Subsidiary, as the case may be, or any ERISA Affiliate of the Parent or any Subsidiary.

                  "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement dated the date hereof between the Borrower and the Banks in the form of Exhibit F attached hereto.

                  "Pro Rata Share" shall mean, with respect to any Bank at any time, the percentage set forth in Column B of Annex II attached hereto.

                  "Rate Certificate" shall have the meaning given to such term in Section 2.4(c).

                  "Register" shall have the meaning given such term in
Section 11.3(d).

                  "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Reimbursement Obligation" shall mean, as to any Letter of Credit issued hereunder which has been the subject of a Drawing, the obligations of the Borrower to reimburse the Issuing Bank or, if applicable, the Banks for the principal amount of such Drawing, plus accrued interest thereon, as provided in Section 3.3(a) hereof.

                  "Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

                  "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations (including subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section
2615).

                  "Responsible Officer" of any Person shall mean any executive officer or the chief financial officer of such a Person.

                  "Restricted Payment" shall have the meaning given to such term in Section 7.3 hereof.

                  "Revolving Credit Commitment" shall mean, at any time, $60,000,000 less any reductions made in accordance with Section 2.9.

                  "Revolving Credit Note" shall mean each Revolving Credit Note in substantially the form of Exhibit G and delivered by the Borrower to the Banks in accordance with Section 2.2.

                  "Revolving Loan" shall mean any Loan made by a Bank to the Borrower in accordance with Section 2.2.

                  "Sale and Leaseback Transaction" shall mean any arrangement whereby a Person sells or transfers real or personal property, and thereafter rents or leases such property to be used for substantially the same purpose or purposes as the property was used prior to such sale or transfer.

                  "Scheduled Repayment Date" shall have the meaning given to such term in Section 2.7.

                  "Scheduled Payment" shall have the meaning given to such term in Section 2.7.

                  "Single Employer Plan" shall mean a Plan described in Section 4001(a)(15) of ERISA.

                  "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which each of the Co-Agents is subject (a) with respect to the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation
D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements as Eurocurrency Liabilities are from time to time subject without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subsidiary" shall mean, at any time, any Person (other than an Excluded Subsidiary) (a) of which more than 50% of the shares of stock entitled to vote in the election of directors (excluding shares entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned directly or indirectly through one or more Subsidiaries, by Holdings (including, without limitation, the Borrower and Celite) or (b) (i) of which at least 25% of the shares of stock entitled to vote in the election of directors (excluding shares entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned directly or indirectly through one or more Subsidiaries, by Holdings (including, without limitation, the Borrower and Celite) and (ii) who is under the Control of Holdings.

                  "Taxes" shall have the meaning given to such term in Section 2.18(a).

                  "Term Loan" shall mean the Term Loans made by the Banks to the Borrower on the Amendment Closing Date in accordance with Section 2.1.

                  "Term Loan Commitment" shall mean $57,000,000.

                  "Term Loan Note" shall mean each Term Loan Note in the form of Exhibit H being delivered by the Borrower to each Bank at the Closing in accordance with Section 2.1.

                  "Third Party Financing" shall mean any funds which are (a) obtained from sources other than (i) Parent Contributions or (ii) Loans made pursuant to this Agreement and (b) used by Holdings or any of its Subsidiaries to effect a Permitted Acquisition in accordance with the terms and conditions of
Section 7.7 hereof.

                  "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the immediately preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

                  "Total Capitalization" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, at any time, (i) the sum of (A) capital stock taken at par value, (B) capital surplus and (C) retained earnings at such date less (ii) treasury stock plus (iii) Total Indebtedness, in each case computed in accordance with GAAP.

                  "Total Indebtedness" shall mean, at any time, the aggregate amount of Indebtedness of Holdings and its Subsidiaries on a consolidated basis, computed in accordance with GAAP.

                  "Working Capital" shall, unless otherwise provided herein, be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, at any time, the excess of the current assets (other than cash and cash equivalents) of Holdings and its Subsidiaries over the current liabilities (other than Indebtedness) of Holdings and the Subsidiaries, in each case computed in accordance with GAAP.

                  SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and

Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

                  SECTION 1.3. Accounting Terms, GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, consistently applied, and all financial statements or accounting determinations required herein to be prepared or made in accordance with GAAP shall be prepared or made in accordance with GAAP applied on a consistent basis. In the event of any change in GAAP or announcement by the Financial Accounting Standards Board (the "FASB") of the effective date of any change in GAAP, which change could reasonably be expected to materially affect the Borrower's compliance with Sections 7.11 through 7.13 or any definition of a financial term used herein, each of the Borrower and the Administrative Agent shall have the right by written notice to the other to require such other party to negotiate in good faith for a period of thirty (30) days with respect to amending such Sections or definitions appropriately to take account of such change, without liability to either party in the event an agreement is not reached with respect to any such amendment; provided, however, that such 30-day period shall not extend beyond the effective date of any change except to the extent that such effective date was announced by the FASB less than thirty (30) days in advance of such effective date. Notwithstanding the foregoing, all calculations required under Sections 7.11 through 7.13 hereof shall be made in accordance with GAAP in effect as of the Closing Date, unless and until such Sections shall have been modified in accordance with the preceding sentence.

                                   ARTICLE II

                                    THE LOANS

                  SECTION 2.1. Term Loans; Conversion of Outstanding Loans. (a) Subject to the terms and conditions contained herein, on the Closing Date, all outstanding Loans under the Existing Facility shall be converted, without further action by the Borrower and without penalty for breakage or similar costs, into one Term Loan from each Bank in an aggregate amount equal to such Bank's Pro Rata Share of the lesser of (i) the aggregate amount of Loans outstanding immediately prior to the effectiveness of this Agreement and (ii) the Term Loan Commitment. All Term Loans to be made on the Closing Date shall be Eurodollar Loans with initial Interest Periods of three months. No Term Loans will be made by the Banks after the Closing Date (other than continuations or conversions in the manner provided in Section 2.12).

                           (b)  On the Closing Date, the Borrower shall execute
and deliver to each Bank, a Term Loan Note in a principal amount equal to such Bank's Pro Rata Share of the Term Loan Commitment. Such Term Loan Note shall be dated March 10, 1995, and shall mature on the Final Maturity Date subject to the acceleration provisions contained therein. Each Bank shall record the date and amount of each payment made by the Borrower with respect to such Term Loan Note and each Bank's records shall be conclusive absent manifest error; provided, however, that the failure of any Bank to make such a notation or any error on a Term Loan Note shall not affect the obligation of the Borrower to repay, in accordance with the terms of each Term Loan Note, the Term Loans made by the Banks hereunder.

                           (c) On the Closing Date, each Bank shall deliver to
the Borrower the note or notes delivered by the Borrower to such Bank in connection with the Existing Facility.

                  SECTION 2.2. Making of Revolving Loans. (a) Subject to the terms and conditions contained herein, each Bank severally agrees to make Revolving Loans to the Borrower from time to time during the period from the date hereof to the Final Maturity Date (or upon the earlier termination of the Revolving Credit Commitment in accordance with the provisions hereof) in an amount not to exceed, in the aggregate at any one time outstanding, such Bank's Pro Rata Share of (i) the Revolving Credit Commitment on such date less (ii) the Letter of Credit Exposure. Each Loan shall be made to the Borrower by each Bank in accordance with its Pro Rata Share of the then applicable Revolving Credit Commitment as provided in clause (c) below. Except as expressly provided in
Section 3.3, Revolving Loans requested hereunder by the Borrower on any date shall be in a minimum principal amount of $1,000,000 and in integral multiples of $500,000.

                           (b) Each Loan shall be either an ABR Loan or a
Eurodollar Loan as the Borrower may request in accordance with Section 2.3 hereof. Revolving Loans of more than one type may be outstanding at the same time. Each Bank may, at its option, fulfill its Pro Rata Share with respect to any Eurodollar Loan by causing a Lending Office of such Bank to make such Revolving Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

                           (c) Each Bank shall advance its portion of each Loan
hereunder on the proposed date thereof by paying the required amount to the Administrative Agent in New York, New York, in immediately available funds not later than 12:00 noon, New York City time on the date of such Loan. The Administrative Agent shall, by 3:00 p.m., New York City time on such date, credit the amount so received to the general deposit account maintained by the Borrower with the Administrative Agent. If a Loan is not made on any date requested by the Borrower because any condition precedent to such Loan hereunder shall not have been met or for any other reason, the Administrative Agent shall promptly return to each Bank which has advanced funds to the Administrative Agent any amounts so transferred.

                           (d) On the Closing Date, the Borrower shall execute
and deliver to each Bank, a Revolving Credit Note in a principal amount equal to such Bank's Pro Rata Share of the Revolving Credit Commitment. Each such Revolving Credit Note shall be dated the Closing Date and shall mature on the Final Maturity Date subject to the acceleration provisions contained therein. Each Bank shall record the date and amount of each Revolving Loan made by such Bank to the Borrower hereunder and of each prepayment made by the Borrower with respect to such Revolving Loan and each Bank's records shall be conclusive absent manifest error; provided, however, that the failure of any Bank to make such a notation or any error on a Revolving Credit Note shall not affect the obligation of the Borrower to repay, in accordance with the terms of each Revolving Credit Note, the Revolving Loans made by the Banks hereunder.

                           (e) During the period from the date hereof to the
Final Maturity Date, the Borrower may borrow, pay, prepay and reborrow Revolving Loans hereunder subject to the terms and conditions of this Agreement (including the provisions regarding prepayment set forth in Sections 2.9 and 2.11 hereof).

                  SECTION 2.3. Notice of Loans. (a) In order to request a Revolving Loan hereunder, the Borrower shall, except as otherwise expressly provided in Section 3.3, give the Administrative Agent irrevocable written, telegraphic or telex notice (i) not later than 12:00 noon, New York City time, one Business Day before such Revolving Loan is to be made if such Revolving Loan is to be an ABR Loan and (ii) not later than 10:00 a.m., New York City time, three Business Days before such Revolving Loan is to be made if such Revolving Loan is to be a Eurodollar Loan. Such notice shall specify (A) whether the Revolving Loan then being requested is to be an ABR Loan or a Eurodollar Loan,
(B) the date of the proposed borrowing and amount thereof and (C) if such Revolving Loan is to be a Eurodollar Loan, the Interest Period with respect thereto. If no election as to the type of Revolving Loan is specified in such notice, the Revolving Loan shall be an ABR Loan. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. A notice requesting a Eurodollar Loan may condition such request upon an Adjusted LIBO Rate being less than a specified rate. If the Administrative Agent determines that the Adjusted LIBO Rate will exceed the maximum specified by the Borrower, the Administrative Agent shall promptly notify the Borrower and such request shall be deemed a request for an ABR Loan.

                           (b) The Borrower may continue any Eurodollar Loan or
convert all or any part of any ABR Loan or Eurodollar Loan into a Loan of a different type, in each case in accordance with Section 2.12 hereof and subject to the limitations set forth therein.

                           (c) The Borrower shall not request from the
Administrative Agent more than 6 new Eurodollar Loans or conversions to Eurodollar Loans from ABR Loans in any one calendar month.

                  SECTION 2.4. Interest. (a) In the case of an ABR Loan, interest shall be payable at a variable rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days during any period that the Alternative Base Rate is determined based upon the Base CD Rate or the Federal Funds Effective Rate and, at all other times, 365 or 366 days, as the case may be) equal to the Alternate Base Rate. Interest will be payable on each ABR Loan on each applicable Interest Payment Date.

                           (b) Subject to Section 2.4(c) below, in the case of a
Eurodollar Loan, interest shall be payable at a variable rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted LIBO Rate, plus the Eurodollar Margin determined in accordance with Section 2.4(c). Interest will be payable on each Eurodollar Loan on each applicable Interest Payment Date. The Administrative Agent shall determine the applicable Adjusted LIBO Rate for each Interest Period as soon as practicable after 10:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period and shall notify the Borrower of the Adjusted LIBO Rate so determined. Such determination shall be conclusive absent manifest error.

                           (c) The Eurodollar Margin for the period commencing
on January 17, 1995, and ending on March 31, 1995, shall be .625%. Within 60 days (75 days in the case of the fourth fiscal quarter of each Fiscal Year) after the end of each fiscal quarter of each Fiscal Year prior to the Final Maturity Date commencing on the fiscal quarter ending December 31, 1994, the Borrower shall deliver to the Administrative Agent a certificate (a "Rate Certificate") setting forth the Borrower's calculation, certified as to accuracy by a Financial Officer of the Borrower, of the ratio of Total Indebtedness as of the last day of such fiscal quarter to EBITDA for the four-fiscal-quarter period ending on such fiscal quarter (the "Cash Flow Ratio"). If the Administrative Agent determines that the Rate Certificate is accurate, then the Eurodollar Margin shall be the rate (the "Eurodollar Margin") set forth in the table below opposite the applicable range for such Cash Flow Ratio:

                  Cash Flow Ratio                             Eurodollar Margin
                  ---------------                             -----------------
                  Greater than 2.25x                                 .75%
                  1.5x to 2.25x                                      .625%
                  Less than 1.5x                                     .50%

Any change in the Eurodollar Margin following the delivery of a Rate Certificate in accordance with this Section 2.4(c) shall become effective with respect to all Eurodollar Loans and Letters of Credit outstanding hereunder on the first day of the fiscal quarter immediately following the fiscal quarter in which the Rate Certificate is delivered.

                  SECTION 2.5. Alternative Rate of Interest. In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period for any Eurodollar Loan, any Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that dollar deposits in the unpaid principal amount of such Eurodollar Loan are not generally available in the London interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to such Bank of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, such Bank shall promptly give written, telegraphic or telex notice of such determination to the Borrower and the other Banks. In such event the Borrower and the Bank giving notice may agree on a substitute rate of interest. For one Business Day after receipt of such notice, the Borrower shall have the right to withdraw its request pursuant to
Section 2.2 for a Eurodollar Loan by written, telegraphic or telex notice to the Administrative Agent. If the Borrower and the Bank giving notice have not agreed on a substitute rate of interest, any request by the Borrower to make, convert to or maintain a Eurodollar Loan pursuant to Section 2.2 (unless withdrawn as provided above) or 2.12, as applicable, shall be deemed a request for an ABR Loan in respect of any Bank giving such notice. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist or until the Borrower and any Bank giving notice agree on a substitute rate of interest, each request for a Eurodollar Loan shall be deemed to be a request for an ABR Loan in respect of any Bank giving such notice. Each determination by a Bank hereunder shall be conclusive absent manifest error. Any Bank giving notice as described above shall notify the Borrower at such time as the circumstances giving rise to such notice no longer exist.

                  SECTION 2.6. Interest on Overdue Amounts. If the Borrower defaults in the payment of the principal of or interest on any Loan or any other amount due hereunder, the Borrower shall, on demand from time to time, pay interest to the extent permitted by law on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may
be) equal to the Alternate Base Rate plus two percent (2%) per annum.

                  SECTION 2.7. Scheduled Amortization of Term Loans. (a) On the last Business Day of each month set forth below (each, a "Scheduled Repayment Date"), the Borrower shall pay to the Administrative Agent, for the account of the Banks, for application against the aggregate amount of Term Loans outstanding, the principal amount (each, a "Scheduled Payment") set forth opposite such Scheduled Repayment Date in the table below:

            Scheduled                                                 Scheduled
         Repayment Date                                                Payment
         --------------                                                -------
         June, 1995                                                   $1 million
         December, 1995                                                4 million
         June, 1996                                                    5 million
         December, 1996                                                5 million
         June, 1997                                                    6 million
         December, 1997                                                6 million
         June, 1998                                                    7 million
         December, 1998                                                7 million
         June, 1999                                                    8 million
         December, 1999                                                8 million

                           (b) Any payment made in accordance with clause (a)
above shall (i) be applied by the Banks to reduce the aggregate amount of the Term Loans outstanding under the Facility on the date of such payment and shall be applied first to ABR Loans and thereafter to outstanding Eurodollar Loans in the order of expiration of their respective Interest Periods, (ii) include (and may be increased by) accrued but unpaid interest on the principal amount of the Term Loans being repaid on such date and any other required charges due to the Banks under Section 2.11 and (iii) be distributed ratably to the Banks in accordance with their respective Pro Rata Shares.

                  SECTION 2.8. Mandatory Prepayments. (a) In connection with the consummation of any Asset Sale, the Borrower shall prepay Loans by making a payment to the Administrative Agent, on behalf of the Banks, in an amount equal to 100% of the Net Proceeds of such Asset Sale; provided, however, that the Borrower will be entitled to retain during each Fiscal Year for its own use, the first $1,000,000, on a cumulative basis, of the Net Proceeds from Asset Sales occurring during such Fiscal Year. Any prepayment under this Section 2.8 shall be made on the (i) the thirtieth day following the consummation of such Asset Sale or (ii) if the cash consideration in such sale is to be received in installments, upon the earlier of the receipt of such cash consideration or the date when such cash consideration or portion thereof is due.

                           (b) Any payment by the Borrower in accordance with
clause (a) above (each, a "Mandatory Prepayment") shall be applied ratably to all remaining Scheduled Payments and shall be applied first to ABR Loans and thereafter to outstanding Eurodollar Loans in the order of expiration of their respective Interest Periods. Each Mandatory Prepayment must be accompanied by
(i) accrued interest and any other required charges on the amount prepaid (including any payments required by Section 2.11 hereof) and (ii) a certificate of a Financial Officer of the Borrower setting forth the calculation of such Mandatory Prepayment. Mandatory Prepayments shall be distributed ratably to the Banks in accordance with their respective Pro Rata Shares.

                  SECTION 2.9. Reduction of Revolving Loan Commitment. (a) Upon at least two Business Days prior written, telegraphic or telex notice to the Administrative Agent and subject to the limitations set forth in paragraph (d) below, the Borrower may at any time permanently terminate, or from time to time permanently reduce, the Revolving Credit Commitment in effect at such time. Each such reduction of the Revolving Credit Commitment shall be in a minimum principal amount of $1,000,000 or an integral multiple thereof and shall reduce, on a dollar for dollar basis, the aggregate Revolving Credit Commitment of the Banks in effect on such date.

                           (b) If on any date that the Revolving Credit
Commitment is reduced in accordance with paragraph (a) above the sum of (i) the aggregate amount of Revolving Credit Loans outstanding under the Facility plus
(ii) the aggregate amount of the Letter of Credit Exposure at such time exceeds the Revolving Credit Commitment as so reduced, then simultaneously with, and as a condition to such reduction, the Borrower shall prepay Revolving Loans by making a payment to the Administrative Agent, on behalf of the Banks, in an amount equal to such excess so that, after giving effect to such payment, the aggregate outstanding principal amount of all Revolving Loans plus the aggregate amount of the Letter of Credit Exposure at such time does not exceed the Revolving Credit Commitment as so reduced.

                           (c) Any reduction of the Revolving Credit Commitment
in accordance with clause (a) above shall be accompanied (i) by payment of the accrued Commitment Fee on the amount of the reduction, (ii) in the event that the Revolving Credit Commitment is being terminated, by payment to the Administrative Agent in accordance with Section 3.3(d) hereof and for the benefit of the Banks, of an amount equal to the aggregate Letter of Credit Exposure and (iii) include any other required charges on the amount prepaid (including any payments required by Section 2.11 hereof).

                           (d) All amounts paid by the Borrower under this
Section 2.9 shall be made ratably to each Bank in accordance with its respective Pro Rata Share.

                  SECTION 2.10. Optional Prepayments of Term Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, without premium or penalty, upon at least one Business Day's prior written, telegraphic or telex notice to the Administrative Agent; provided, however, that (A) any partial prepayment shall be in a minimum principal amount of $500,000 or an integral multiple thereof, (B) all prepayments shall be made ratably to the Banks in accordance with their respective Pro Rata Shares, (C) all prepayments shall be accompanied by interest accrued to the date of prepayment on the principal amount of the Term Loans being prepaid, and (D) all prepayments shall be applied (i) to prepay the next two Scheduled Payments in order of maturity and (ii) ratably against all remaining Scheduled Payments.

                           (b) Each notice of prepayment shall specify the
prepayment date and the principal amount of the Term Loans to be prepaid, shall be irrevocable and shall commit the Borrower to prepay the Term Loans by the amount stated therein.

                           (c) Subject to the limitations set forth in clause
(a) above, if on the date of any such payment, the Term Loans include both ABR Loans and/or Eurodollar Loans, the notice given to the Administrative Agent shall specify the extent to which such payment is to be applied against such ABR Loans and/or Eurodollar Loans. If on the date of any such payment the Term Loans include more than one Eurodollar Loan, such notice shall specify the Eurodollar Loans against which such payment is to be applied. To the extent not otherwise specified, each such payment shall be applied first against any outstanding ABR Loans and next, after all such ABR Loans have been repaid, to any Eurodollar Loans in order of expiration of their respective Interest Periods.

                  SECTION 2.11. Redeployment Cost. The Borrower shall reimburse each Bank for any loss incurred or to be incurred by it in the redeployment of the funds released as a result of (A) any Scheduled Payment applied to any Eurodollar Loan pursuant to Section 2.7 hereof on any date prior to the last day of the Interest Period applicable to such Loan, (B) any prepayment or payment of any Eurodollar Loan pursuant to Section 2.8 hereof in whole or in part on a date prior to the last day of an Interest Period for such Eurodollar Loan, (C) any prepayment or payment of any Eurodollar Loan by reason of acceleration of the indebtedness due hereunder on the occurrence of an Event of Default as set forth in Article VIII hereof, (D) any failure or refusal of the Borrower to accept (or to meet the conditions precedent for) any Eurodollar Loan as to which notice was given by the Borrower hereunder, (E) repayment of any Revolving Loans which are Eurodollar Loans in connection with a reduction of the Revolving Credit Commitment in accordance with Section 2.9 or (F) automatic conversions pursuant to Section 2.12. Such loss shall be the difference, reasonably determined by such Bank, between the cost of obtaining the funds for the Loan being prepaid or refused and any lesser amount realized by such Bank in redeploying such funds during the period from the date of prepayment or refusal to the end of the Interest Period of the Eurodollar Loan being repaid or the Interest Period specified in the notice given by the Borrower, as the case may be; provided, however, that such loss shall not include any loss, damage or expense resulting from the failure of any Person to whom any such funds are loaned to timely and duly repay the same, or from any other default or nonperformance of such Person's obligations. Upon the occurrence of any event set forth in clauses (A) through (F) above, the Administrative Agent shall deliver to the Borrower a certificate setting forth any amount or amounts which each Bank is entitled to receive pursuant to this
Section 2.11 and reasonable supporting calculations therefor. Such certificate shall be conclusive absent manifest error. Within 20 days after receipt, the Borrower shall pay the Administrative Agent, on behalf of the Banks, all amounts set forth therein. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder.

                  SECTION 2.12. Conversion and Continuation of Borrowings. The Borrower shall have the right, at any time, with at least three Business Days' prior irrevocable written, telegraphic or telex notice to the Administrative Agent, (a) to continue any Loan or portion thereof into a subsequent Interest Period, or (b) to convert any type of Loan or portion thereof into a Loan of a different type, subject to the following:

                           (i) no Default shall have occurred and be continuing at the time of such continuation or conversion and, with respect to Eurodollar Loans, no notice described in Section 2.5 or 2.14 (which shall not have been rescinded) shall have been given by the Bank from which the Eurodollar Loan is requested;

                           (ii) each conversion shall be effected by the Banks applying the proceeds of the new Loan to the Loan (or portion thereof) being converted;

                           (iii) if the new Loan made in respect of the conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion;

                           (iv) each request for a Eurodollar Loan, conversion or for a continuation thereof which shall fail to state the applicable Interest Period shall be for one month's duration;

                           (v) no more than a total of 6 new Eurodollar Loans or conversions to Eurodollar Loans from ABR Loans may be requested from the Banks by all of the Borrower in any one calendar month; and

                           (vi) each request for conversion of an ABR Loan to a Eurodollar Loan hereunder shall be in the principal amount of at least $500,000.

In the event that the Borrower shall not give notice to continue any Eurodollar Loan, such Loan (unless repaid) shall automatically become an ABR Loan at the expiration of the then current Interest Period. The Borrower may condition any request to any Bank for conversion to or maintenance of a Eurodollar Loan upon a maximum Adjusted LIBO Rate; provided, however, that if such Bank determines that the Adjusted LIBO Rate will exceed such maximum specified by the Borrower, such Bank shall so notify the Borrower and such request shall be deemed a request for an ABR Loan.

                  SECTION 2.13. Increased Costs. (a) Subject to compliance with subsections (d) and (e) below, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan or any other fees or amounts payable hereunder (other than Taxes), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Bank to be material, then (to the extent the amount is not included in the computation of the Adjusted LIBO
Rate) the Borrower shall pay to such Bank, upon such Bank's demand, such additional amount or amounts as will compensate such Bank for such additional costs or reduction.

                           (b) Subject to compliance with subsections (d) and
(e) below, if any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Lending Office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental

Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Borrower of a written request therefor, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

                           (c) A certificate of each Bank setting forth such
amount or amounts and the basis for determination from time to time of such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank the amount shown as due on any such certificate delivered by it within 10 days after their receipt of the same.

                           (d) Failure on the part of any Bank to demand
compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period, except that no Bank shall be entitled to compensation under this
Section 2.13 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Borrower that it will demand compensation for such costs or reductions not more than nine months after the later of (i) such date and (ii) the date on which such Bank shall have become aware of such costs or reductions. The protection of this Section 2.13 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                           (e) Any Bank claiming any additional amounts payable
pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to file any certificate or document requested by the Borrower or change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such filing or change of Lending Office would avoid the need for or reduce the amount of any such additional amount attributable to the Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank.

                           (f) Without prejudice to the survival of any other
agreement contained herein, the agreements and obligations contained in this
Section 2.13 shall survive the payment in full of principal and interest hereunder.

                  SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby then, by written notice to the Borrower and to the other Banks, (i) such Bank may require payment (together with accrued interest to the date of payment) of all outstanding Eurodollar Loans due to it hereunder, whereupon all such Eurodollar Loans then outstanding shall be automatically converted to an ABR Loan, subject to Sections 2.11 and 2.12, as of the effective date of such notice as provided in paragraph (b) below, (ii) the obligation of such Bank to continue or convert to Eurodollar Loans shall terminate immediately and (iii) each subsequent request to such Bank for a Eurodollar Loan shall be deemed to be a request for an ABR Loan. Any Bank giving such notice shall (A) use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to change its applicable Lending Office to another of its offices, branches or Affiliates, if such change of Lending Office would permit such Bank to make Eurodollar Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank and (B) notify the Administrative Agent and the Borrower at such time as the circumstances giving rise to its notice shall cease to exist. If the Borrower shall be prohibited from incurring, continuing or converting to a Eurodollar Loan from any Bank, Eurodollar Loans shall be made, continued or converted by the other Banks pro rata in accordance with their respective Pro Rata Share of the Aggregate Commitment.

                           (b) For purposes of Section 2.14(a)(i), a notice to
the Borrower by any Bank shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then current Interest Period or, if there is more than one current Interest Period, on the last day of each such Interest Period, respectively; otherwise, such notice shall be effective on the date of receipt by the Borrower.

                  SECTION 2.15. Pro Rata Treatment. Except as required under
Section 2.14, each Loan, each payment or prepayment of principal of any Loan, each payment of interest on any Loan and each conversion of any Loan or continuation of any Loan as a Loan of any type shall be allocated pro rata among each Bank in accordance with its respective Pro Rata Share. Each Bank agrees that in computing such Bank's portion of any Loan or any payment, prepayment, interest payment, conversion or continuation with respect thereto, the Administrative Agent may, in its sole discretion, round the dollar amount of such Bank's pro rata portion to the next higher or lower whole dollar amount.

                  SECTION 2.16. Sharing of Setoffs. (a) Each Bank agrees that if, through the exercise of a right of banker's lien, set-off or counterclaim against the Borrower, the unpaid portion of the Loans made by it is proportionately less than the unpaid portion of the Loans made by any other Bank
(i) it shall simultaneously purchase from such other Bank a participation in the Loans made by such other Bank, so that the aggregate unpaid principal amount of all Loans and participations in Loans made by each Bank shall be in the same proportion to the aggregate unpaid principal amounts of all Loans then outstanding as the principal amount of such Loans made by it prior to such exercise of banker's lien, set-off or counterclaim and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that all the Banks share such payment pro rata; provided, however, that if any such purchase or purchases shall be made pursuant to clause (i) above and the payment giving rise thereto shall be recovered, such purchase or purchases shall be rescinded to the extent of such recovery and the purchase price or prices restored without interest.

                           (b) If an Event of Default shall have occurred and be
continuing, each Bank is hereby authorized at any time and from time to time to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this Section 2.16(b) are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

                  SECTION 2.17. Payments. (a) The Borrower shall make each payment in respect of the principal of or accrued interest on any Loan, Fee, Reimbursement Obligation, LC Fee or other amount due to the Administrative Agent, any Co-Agent or any Bank under this Agreement or any other Loan Document, not later than 1:00 p.m, New York City time, on the day when due, to the Administrative Agent at its offices at 270 Park Avenue, New York, New York 10017, for the account of such Bank. All payments hereunder shall be made in United States Dollars in federal or other immediately available funds.

                           (b) This transaction is an international loan
transaction in which the specification of Dollars is of the essence, and Dollars shall be the currency of account and of payment in all events. The payment obligations of the Borrower shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars under normal banking procedures shall not yield the amount of Dollars due hereunder. In the event that any payment made in a currency other than Dollars, whether pursuant to a judgment or otherwise, upon conversion shall not yield such amount of Dollars, each Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action for, such Dollar deficiency.

                           (c) Whenever any payment (including principal of or
interest on any Loan or any Fee or other amount) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such interest, Fee or other amount, if applicable; provided, however, that, in the case of any Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, such payment shall be made on the first preceding Business Day.

                  SECTION 2.18. Taxes. (a) Subject to compliance with Section 2.18(f), any and all payments by the Borrower in respect of principal or accrued interest on any Loan, Fee, Reimbursement Obligation or other amount due to the Administrative Agent, any Co-Agent or any Bank under this Agreement or by a Guarantor pursuant to the Holdings Guaranty or the Celite Guaranty Agreement shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto so long as the recipient thereof is a corporation created or organized under the laws of the United States or any State or is otherwise a resident of the United States (and is taxed as such on such income) for purposes of the Code (excluding taxes imposed on the Administrative Agent's or any Bank's overall net income and franchise taxes imposed on the Administrative Agent or any Bank by the jurisdiction of such Bank's Lending Office or any political subdivision thereof), including withholding taxes relating to United States income taxes or any jurisdiction under the laws of which the Borrower is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Taxes"). Subject to Section 2.18(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law.

                           (b) In addition, the Borrower agrees to pay any
present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                           (c) Subject to compliance with Section 2.18(f), the
Borrower will indemnify each Bank and the Administrative Agent for the full amount of Taxes (including any Taxes or Other Taxes imposed by any jurisdiction or amounts payable under this Section 2.18) paid by such Bank or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days following the date any Bank or the Administrative Agent, as the case may be, makes written demand therefor. If any Bank or the Administrative Agent receives a refund (or a credit against its taxes due) directly attributable to any Taxes or Other Taxes for which such Bank or the Administrative Agent has received payment hereunder (or which were paid directly by the Borrower), it shall repay such refund to the Borrower without interest promptly after the responsible account officer of such Bank or the Administrative Agent has notice that such refund was so received.

                           (d) Within 30 days after the date of any payment of
Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Bank or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address set forth in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.

                           (e) Without prejudice to the survival of any other
agreement contained herein, the agreements and obligations contained in this
Section 2.18 shall survive the payment in full of principal and interest hereunder.

                           (f) Each Bank which is organized under the laws of a
jurisdiction outside the United States shall deliver to the Borrower and the Administrative Agent, on or before the next date of any payment by the Borrower hereunder, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-1(a) or

Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or from any Bank or assignee organized under the laws of a jurisdiction outside the United States.

                           (g) Any Bank claiming any additional amounts in
respect of Taxes payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to file any certificate or document requested by the Borrower or to change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such a filing or change of Lending Office would avoid the need for or reduce the amount of any such Taxes attributable to the Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank.

                  SECTION 2.19. Fees. (a) The Borrower agrees to pay to each Bank a commitment fee (the "Commitment Fee") from March 10, 1995, to the Final Maturity Date, calculated at the rate of 1/4 of 1 percent (.25%) per annum on the average daily unused amount of such Bank's Pro Rata Share of the Revolving Credit Commitment (less the Letter of Credit Exposure, if any) during the period for which payment is made. The Commitment Fee shall be payable (i) quarterly on the last Business Day of each March, June, September and December of each Fiscal Year and (ii) on any date that the Revolving Credit Commitment is terminated or reduced as provided herein.

                           (b) The Borrower shall pay to the Administrative
Agent an annual administration fee as specified in the Fee Letter.

                           (c) All Fees shall be paid on the date due, in
immediately available funds, to the Administrative Agent for the account of the applicable Bank. Once paid no Fee shall be refundable under any circumstances.

                           (d) All Fees shall be calculated on the basis of the
actual number of days elapsed over a year of 360 days.

                                   ARTICLE III

                                LETTERS OF CREDIT

                  SECTION 3.1. Issuance of Letters of Credit. (a) Subject to the terms and conditions contained herein, the Issuing Bank shall from time to time issue, on behalf of the Borrower and its Subsidiaries, letters of credit (each, a "Letter of Credit") to (i) insurance carriers, (ii) Governmental Authorities in connection with reclamation plans implemented by the Borrower and its Subsidiaries, (iii) trade creditors to support purchases and sale of materials and inventory and (iv) other Persons with whom the Borrower and its Subsidiaries have business dealings for requirements which arise in the ordinary course of business. The aggregate Letter of Credit Exposure on any date shall not exceed the lesser of (A) $20,000,000 and (B) the Revolving Credit Commitment less the sum of (x) the amount of all Revolving Loans then outstanding (or requested in accordance with Section 2.2 hereof) under the Facility plus (y) the Letter of Credit Exposure on such date. The aggregate Letter of Credit Exposure for Letters of Credit issued to Governmental Authorities to satisfy or secure obligations of the Borrower and its Subsidiaries with respect to workers' compensation laws shall not exceed $5,000,000 at any time. Each letter of credit issued under the Existing Facility and listed on Schedule 3.1 which is outstanding on the Closing Date shall constitute a "Letter of Credit" for all purposes under this Agreement.

                           (b) Each Letter of Credit shall be issued pursuant to
and in accordance with a letter of credit application in substantially the form attached hereto as Exhibit I or Exhibit J or such other application as shall be acceptable to the Issuing Bank. Each Letter of Credit shall be issued in a minimum principal amount of $5,000, and shall permit drawings upon the presentation of one or more sight drafts; provided, however, that no more than thirty (30) Letters of Credit shall be outstanding at any time. Each Letter of Credit shall have an expiry which shall be a Business Day and (i) at least two Business Days prior to the Final Maturity Date and (ii) no later than the first anniversary of the date such Letter of Credit is issued.

                           (c) Immediately upon issuance by the Issuing Bank of
a Letter of Credit in accordance herewith, each other Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, including all obligations of the Borrower with respect thereto and any security therefor or guaranty pertaining thereto, in an amount equal to the product of (i) the Pro Rata Share of such Bank and (ii) the stated amount of such Letter of Credit. Each issuance of a Letter of Credit by the Issuing Bank shall be deemed to utilize the Revolving Credit Commitment of each Bank (other than the Issuing Bank) by an amount equal to the amount of such participation and to utilize the Revolving Credit Commitment of the Issuing Bank by an amount equal to the stated amount of such Letter of Credit less the aggregate amount of all participations therein.

                  SECTION 3.2. Notice. The Borrower shall give the Issuing Bank irrevocable written, telegraphic or telex notice not later than 12:00 noon, New York time, at least three Business Days prior to the date of requested issuance of any Letter of Credit under this Agreement. Such notice shall refer to this Agreement and shall include (i) a properly completed letter of credit application on an appropriate form and (ii) a form of notice with respect to such Letter of Credit including (A) the date of issuance (which shall be a Business Day) (B) the principal amount, (C) the name and address of the beneficiary, (D) whether multiple drawings should be permitted, (E) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to attach copies of such documents) and (F) the expiry date. Each notice pursuant to this Section 3.2 shall include a representation by the Borrower, in form satisfactory to the Issuing Bank, as to the purpose of the issuance thereof. The Issuing Bank shall promptly advise the Banks of any notice given hereunder.

                  SECTION 3.3. Reimbursement; Repayment with Loans. (a) In the event of a Drawing on any Letter of Credit, the Issuing Bank shall give prompt telephonic, telecopied or telex notice to the Borrower and the other Banks of the amount of such Drawing. If the Issuing Bank shall pay any Drawing under a Letter of Credit, then the Borrower shall without further notice reimburse the Issuing Bank (or the Issuing Bank shall set-off from the general account of the Borrower) an amount equal to the amount so drawn, within one Business Day after the date of such Drawing (but in any event before the Final Maturity Date), together with interest on such amount at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Alternate Base Rate. If the Issuing Bank shall pay any Drawing under a Letter of Credit, then the Borrower's failure to pay such Reimbursement Obligation as provided above shall be deemed to constitute a request by the Borrower for an ABR Loan in accordance with Section 2.2, to be made on the third Business Day following such Drawing in an amount equal to the Reimbursement Obligation on the date such ABR Loan is to be made and the Issuing Bank shall so notify the other Banks of such request for an ABR Loan. The proceeds of such ABR Loan shall be applied by the Administrative Agent to pay the Reimbursement Obligation to the Issuing Bank. If at the time of the making of such ABR Loan, the conditions to such Loan set forth in Section 5.3 have not been met, such ABR Loan shall still be made by the Banks but shall be due and payable in full on the date such ABR Loan is made.

                           (b) The obligations of the Borrower under this
Section 3.3 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of this Agreement and the applicable Letter of Credit irrespective of:

                                 (i) the lack of validity or enforceability, in whole or in part, of any Letter of Credit;

                                 (ii) the existence of any claim, set- off, defense or other right which the Borrower, any Subsidiary of the Borrower or any other Person may at any time have against the beneficiary under such Letter of Credit, the Issuing Bank or any Bank (other than the defense of payment in accordance with the terms of this Agreement and the applicable Letter of Credit or a defense based on the gross negligence or willful misconduct of the Issuing Bank) or any other Person in connection with this Agreement or any other transaction;

                                 (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, however, that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank;

                                 (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with terms of such Letter of Credit; provided, however, that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

                                 (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided, however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Issuing Bank.

It is understood and agreed that in making any payment under a Letter of Credit
(x) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement proves to be inaccurate or untrue in any respect whatsoever, and (y) any non-compliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Bank.

                           (c) If the Issuing Bank shall pay any Drawing on a
Letter of Credit and shall not have received, for any reason, payment of the Reimbursement Obligation (whether from the Borrower or through an ABR Loan) by 12:00 noon, New York time, on the third Business Day following such Drawing, then the Issuing Bank shall promptly so notify, by telephonic or telex notice, each Bank of such failure to receive payment of the Reimbursement Obligation and each Bank shall pay to the Issuing Bank in New York, New York, in immediately available funds, not later than 3:00 p.m., New York time on the immediately succeeding Business Day, such Bank's Pro Rata Share of the Reimbursement Obligation and the Issuing Bank shall assign to each such Bank its Pro Rata Share of such Reimbursement Obligation. Notwithstanding anything contained in this Agreement to the contrary, each Bank's obligation to make payments to the Issuing Bank under this Section 3.3 shall be unconditional and shall survive the termination of this Agreement.

                           (d) If on the date of termination of this Agreement
in accordance with Section 2.9 or Section 8.1 hereof, any Letter of Credit shall be outstanding, then on the date of such termination and as a condition thereto, the Borrower shall deposit in an interest-bearing account of the Collateral Agent, for the benefit of the Banks (the "Cash Collateral Account") an amount equal to the aggregate Letter of Credit Exposure existing on such date plus any LC Fees payable to the last expiry date of any Letter of Credit issued hereunder. If the Issuing Bank shall pay any Drawing after the date of termination of this Agreement, the Administrative Agent shall make a payment to each Bank out of the Cash Collateral Account in an amount equal to such Bank's Pro Rata Share of the aggregate amount of such Drawing. Any amounts deposited by the Borrower pursuant to this clause (d) (other than amounts representing fees or expenses due hereunder) shall be returned with any interest actually earned to the Borrower, to the extent such funds have not been used to pay Reimbursement Obligations, on the Business Day following the latest expiry date of any Letter of Credit issued hereunder.

                           (e) If on any date on which the Revolving Credit
Committee is reduced in accordance with Section 2.9, the aggregate Letter of Credit Exposure exceeds the Revolving Credit

Commitment in effect after giving effect to such reduction, then on such date the Borrower shall deposit in the Cash Collateral Account an amount equal to the amount by which the Letter of Credit Exposure then exceeds the Revolving Credit Commitment in effect after giving effect to such reduction.

                  SECTION 3.4. Increased Costs. (a) Subject to compliance with subsections (d) and (e) below, any other provision herein, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to any Bank of the LC Fee or any other amounts payable hereunder in respect of the Letters of Credit except to the extent converted to Loans (other than Taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to its obligations under this Article III or the Letters of Credit or shall impose on such Bank any other condition affecting this Agreement with respect to the obligations of such Bank under this Article III or the Letters of Credit, and the result of any of the foregoing shall be to increase the cost to such Bank of issuing or participating in any Letters of Credit or to reduce the amount of any sum received or receivable by such Bank hereunder in respect thereof, by any amount reasonably deemed by such Bank to be material, then the Borrower will pay such Bank, upon demand, such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

                           (b) Subject to compliance with subsections (d) and
(e) below, if any Bank shall determine that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any Lending Office of such Bank) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of its obligations with respect to this
Article III or any Letter of Credit to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Borrower of a written request therefor, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

                           (c) A certificate of any Bank setting forth such
amount or amounts and the basis for determination from time to time of such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

                           (d) Failure on the part of any Bank to demand
compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period, except that no Bank shall be entitled to compensation under this
Section 3.4 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Borrower that it will demand compensation for such costs or reductions not more than nine months after the later of (i) such date and (ii) the date on which such Bank shall have become aware of such costs or reductions. The protection of this Section 3.4 shall be available to any Bank regardless of any possible contention of the invalidity or inapplicability of any law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                           (e) Any Bank claiming any additional amounts payable
pursuant to this Section 3.4 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to file any certificate or document requested by the Borrower or change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such filing or change of Lending Office would avoid the need for or reduce the amount of any such additional amount attributable to the Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank.

                           (f) Without prejudice to the survival of any other
agreement contained herein, the agreements and obligations contained in this
Section 3.4 shall survive the payment in full of principal and interest hereunder.

                  SECTION 3.5. Letter of Credit Fees. (a) The Borrower agrees to pay each Bank a letter of credit fee (the "LC Fee"), on the last Business Day of each March, June, September and

December, equal to such Bank's Pro Rata Share of the then applicable Eurodollar Margin (determined in accordance with Section 2.4(c)) per annum of the average daily Letter of Credit Exposure existing from time to time during the fiscal quarter ending on such date of payment. In addition, the Borrower agrees to pay to the Issuing Bank, on demand, the customary documentation fees for each Letter of Credit issued by the Issuing Bank (including reasonable fees of counsel). LC Fees shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  Each of Holdings and the Borrower, jointly and severally, represent and warrant to each of the Banks that:

                  SECTION 4.1. Organization. Each of Holdings and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite power and authority to own its property and assets and to carry on its business as currently conducted and is qualified to do business in each jurisdiction in which the nature of the business conducted or the property owned or leased by it requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.2. Corporate Power and Authority; No Required Consents or Approvals. (a) The Borrower and each Guarantor has the power to execute, deliver and perform its obligations under each Loan Document to which it is a party, to borrow hereunder (if applicable), to grant Liens pursuant to the Financing Documents to which it is a party and to deliver any Notes to be delivered by it hereunder.

                           (b) The execution, delivery and performance by the
Borrower and each Guarantor of each Loan Document to which it is a party, the borrowings to be made hereunder by the Borrower, the grant by each of the Borrower and each Guarantor of Liens pursuant to the Financing Documents to which it is a party and the execution and delivery of the Notes by the Borrower have been duly authorized by all required company and stockholder action of such Person and will not (i) violate any provision of Applicable Law, any Organizational Document, or any indenture or other material agreement or instrument to which the Borrower or any Guarantor is a party, or by which the Borrower or any Guarantor or any of their respective properties are or may be bound, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or instrument to which the Borrower or any Guarantor is a party, or by which the Borrower or any Guarantor or any of their respective properties are or may be bound or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property of the Borrower or any Guarantor.

                           (c) No registration with or consent or approval of,
or other action by, any Governmental Authority is or will be required in connection with the execution, delivery and performance by any Guarantor or the Borrower of any Loan Document to which it is a party, any borrowings hereunder (if applicable) or the grant of Liens by any Guarantor or the Borrower pursuant to the Financing Documents to which it is a party.

                  SECTION 4.3. Enforceability. Each Loan Document has been duly executed and delivered by the Borrower or Guarantor party thereto and constitutes the legal, valid and binding obligation of the Borrower or such Guarantor enforceable in accordance with its terms, subject as to matters of law to any exceptions set forth in the legal opinions delivered pursuant to Section 5.1(m) of this Agreement

                  SECTION 4.4. Financial Statements; No Undisclosed Liabilities.
(a) Except as set forth on Schedule 4.4(a), the audited consolidated financial statements of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 1993 (the "Audited Financial Statements"), (i) fairly present in all material respects the financial position of Holdings and its Subsidiaries at the dates thereof and their respective results of operations for the periods covered therein in accordance with GAAP (except as set forth in the notes to such financial statements) and (ii) disclose all material liabilities, including contingent and/or unmatured liabilities, of Holdings and its Subsidiaries as of the dates thereof, which are required to be disclosed thereon in accordance with GAAP.

                           (b) Except as set forth on Schedule 4.4(b), neither
Holdings nor any Subsidiary has any obligations or liabilities, contingent, unmatured or otherwise, which are material to Holdings and the Subsidiaries considered as a whole and which have not been disclosed in the unaudited consolidated financial statements of Holdings and its subsidiaries for the nine-month period ending September 30, 1994 (the "Unaudited Financial Statements"; and the Unaudited Financial Statements collectively with the Audited Financial Statements, the "Financial Statements").

                  SECTION 4.5. No Material Adverse Change. As of the date hereof, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of Holdings and the Subsidiaries taken as a whole since September 30, 1994.

                  SECTION 4.6. Litigation. To the knowledge of Holdings and its Subsidiaries, there are no actions, suits or proceedings at law or in equity instituted or threatened against or directly affecting Holdings or any such Subsidiary or any of their respective businesses, properties or rights which, if adversely determined, would result in a Material Adverse Effect.

                  SECTION 4.7. Compliance with Laws. Neither Holdings nor any of its Subsidiaries is in violation of, or in default with respect to, any Applicable Law (including, without limitation, any Environmental Law), other than any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 4.8. Employee Benefit Plans. Holdings, each of its Domestic Subsidiaries, each Plan and each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by Holdings or any of its Domestic Subsidiaries is in compliance in all material respects with all provisions of ERISA (or similar legislation in the jurisdiction in which a Domestic Subsidiary is organized) which are applicable thereto. No Reportable Event within the preceding six years has occurred with respect to any Single Employer Plan as to which Holdings or any of its Domestic Subsidiaries was required to file a report with the PBGC. No Single Employer Plan has any material unfunded liability that subjects such Plan to additional funding requirements under Section 412(l) of the Code. No Single Employer Plan has an accumulated or waived funding deficiency or an extension of amortization periods for unfunded liability as reflected in its funding standard account within the meaning of Section 412 of the Code. Neither Holdings, any of its Domestic Subsidiaries nor any ERISA Affiliate thereof has incurred any material liability to or on account of a Plan pursuant to Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing Sections on account of the termination of participation in or contributions to any Plan. No proceedings have been instituted to terminate any Plan in other than a "standard termination" under Section 4041(b) of ERISA. No condition exists which presents a material risk to Holdings or any of its Domestic Subsidiaries of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code. No Lien imposed under the Code or ERISA on the assets of Holdings or any of its Domestic Subsidiaries exists or is likely to arise on account of any Plan. Except as set forth on Schedule 4.8, Holdings and each of its Domestic Subsidiaries may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein (other than claims for benefits incurred or payable under the terms of such plans in the ordinary course of business and plans maintained pursuant to collective bargaining agreements).

                  SECTION 4.9. Taxes. Each of Holdings and each of its Subsidiaries has filed or caused to be filed all federal, state, local and foreign tax returns which, to its best knowledge, are required to be filed by it, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which it is contesting in good faith by appropriate proceedings and with respect to which adequate accounting reserves have been set aside to the extent required by GAAP.

                  SECTION 4.10. Title to Properties. (a) Except as set forth on
Schedule 4.10(a), Holdings or a Subsidiary has good title, of a quality commensurate with prudent standards of business practice, to all of the properties and assets purported to be owned by them (excluding unpatented mining claims), including all properties reflected on the Financial Statements (including real property, tangible and intangible personal property, minerals, whether or not extracted from the ground, and other mineral rights), except properties and assets disposed of from the date of the most recent Financial Statement through the Closing Date in the ordinary course of business. No Lien exists with respect to any such assets or properties other than Permitted Liens.

                           (b) Holdings and its Subsidiaries, own, or are
licensed to use, all trademarks, tradenames, patents, patent applications, copyrights, technology, know-how, processes and other intellectual and proprietary rights (collectively, the "Intellectual Property") necessary for the conduct of their respective businesses, except where the failure to own or license such Intellectual Property would not have a Material Adverse Effect.
Schedule 4.10(b) attached hereto contains a list of all patents, patent applications, trademark and service mark registrations and applications therefor, and copyright registrations and applications therefor, purported to be owned by Holdings. Except as set forth on Schedule 4.10(b), no claim has been asserted and is pending by any Person with respect to the use by Holdings or any of its Subsidiaries of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.11. Business. Except as set forth on Schedule 4.11 attached hereto, Holdings and its Subsidiaries have engaged (and are currently engaged) only in the mining, processing and sale of diatomite, perlite and other industrial minerals, the manufacture and sale of silicates and other filtration products for industrial and retail applications and the provision of related services (the "Business").

                  SECTION 4.12. Agreements. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument the breach of which would result in a Material Adverse Effect.

                  SECTION 4.13. No Material Misstatements. No information, report, financial statement, exhibit or schedule contained in or attached to the Loan Documents or set forth on Schedule 4.13 contains any misstatement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.14. Related Party Transactions. The terms of any transactions between Holdings and any of its Subsidiaries, on the one hand, and any Affiliate of Alleghany which is not a Subsidiary, on the other hand, were not materially less favorable to Holdings and its Subsidiaries than terms obtainable in a comparable arm's-length transaction between non-affiliated parties (it being understood that such transactions have not been submitted for competitive bids by unrelated Persons).

                  SECTION 4.15. Labor Matters and Acts of God. Neither Holdings nor any of its Subsidiaries has been affected by any fire, explosion, accident, strike, lockout or other labor dispute since September 30, 1994, which has had a Material Adverse Effect.

                  SECTION 4.16. Outstanding Debt. Neither Holdings nor any of its Subsidiaries has outstanding Indebtedness, directly or indirectly, except Permitted Indebtedness. There does not exist, and, after giving effect to the transactions contemplated by the Loan Documents, there will not exist, any material default under any instrument or agreement relating to or evidencing any direct or indirect Indebtedness of Holdings or any of its Subsidiaries (or any event which, with only the giving of notice or the passage of time or both, would result in such a breach or default).

                  SECTION 4.17. Federal Reserve Regulations. The making of the Loans hereunder to the Borrower, the use by the Borrower of the proceeds thereof as contemplated hereby and the security arrangements contemplated hereby and by the Financing Documents, will not violate or be inconsistent with any of the provisions of Regulation G, Regulation T, Regulation U or Regulation X.

                  SECTION 4.18. Investment Company Act and Public Utility Holding Company Act. Neither Holdings nor any of its Subsidiaries is an "investment company" or Affiliate of an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is a

"holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 4.19. Security Interests. The provisions of each Collateral Agreement to which the Borrower or any Guarantor is a party is effective to create in favor of the Collateral Agent, on behalf of the Banks, a valid, binding and perfected security interest in and Lien on all right, title and interest of the Borrower and such Guarantor in all of the Collateral. Upon the delivery of the shares of capital stock to be pledged, such security interests and Liens shall have first priority for all purposes over any other Lien (other than Permitted Liens with higher priority under Applicable Law) on the Collateral.

                  SECTION 4.20. Capital Stock; Subsidiaries. (a) The authorized capital stock of Holdings consists of 200,000 shares of Common Stock, $1.00 par value, and 1,700 shares of Preferred Stock, $1.00 par value, of which 80,000 shares of Common Stock are validly issued, fully paid and nonassessable and are outstanding and owned beneficially and of record in the amounts and by the Persons set forth on Schedule 4.20 hereto. Except for the option held by William
J. Woods, Jr., a copy of which has been previously delivered to the Administrative Agent, no Person holds any option, warrant, stock subscription or other right to acquire any capital stock of Holdings and no securities convertible into or exercisable or exchangeable for any capital stock of Holdings have been authorized or issued.

                           (b) The authorized capital of the Borrower consists
of 1,000 shares of common stock, par value $1.00 per share (the "Borrower Common Stock") all of which shares are validly issued, fully paid and nonassessable and are outstanding. All of the shares of Borrower Common Stock are owned beneficially and of record by Holdings and pledged to the Collateral Agent for the benefit of the Banks as provided in the Holdings Pledge Agreement. No Person holds any option, warrant, stock subscription or other right to acquire any capital stock of the Borrower and no securities convertible into or exercisable or exchangeable for any capital stock of the Borrower have been authorized or issued. Except for the pledge provided for in the Holdings Pledge Agreement, no Person has any Lien against any capital stock of the Borrower.

                           (c) The authorized capital of Celite consists of
1,000 shares of common stock, par value $1.00 per share (the "Celite Common Stock") all of which shares are validly issued, fully paid and nonassessable and are outstanding. All of the shares of Celite Common Stock are owned beneficially and of record by the Borrower and pledged to the Collateral Agent for the benefit of the Banks as provided in the Pledge Agreement. No Person holds any option, warrant, stock subscription or other right to acquire any capital stock of Celite and no securities convertible into or exercisable or exchangeable for any capital stock of Celite have been authorized or issued. Except for the pledge provided for in the Pledge Agreement and as set forth on Schedule 4.20, no Person has any Lien against any capital stock of Celite.

                           (d) The authorized capital stock of Harborlite
consists of 1,000,000 shares of Common Stock, $1.00 par value (the "Harborlite Common Stock"), and 40,000 shares of Preferred Stock, $1.00 par value, (the "Harborlite Preferred Stock"). 88,551.69 shares of Harborlite Common Stock and 25,871.47 shares of Harborlite Preferred Stock are validly issued and outstanding, fully paid and nonassessable and owned beneficially and of record by the Borrower and pledged to the Collateral Agent for the benefit of the Banks as provided in the Pledge Agreement. Schedule 4.20 sets forth a list of each Person holding any option, warrant, stock subscription or other right to acquire any capital stock of Harborlite and any securities convertible into or exercisable or exchangeable for any capital stock of Harborlite. Except for the pledge provided for in the Pledge Agreement and the Liens granted in the Harborlite Documents, no Person has any Lien against any capital stock of Harborlite.

                           (e) The authorized capital of each Subsidiary (other
than the Borrower, Celite and Harborlite) is set forth opposite such Subsidiary's name on Schedule 4.20 attached hereto. All of the shares listed on
Schedule 4.20 are validly issued, fully paid and nonassessable and are outstanding and owned beneficially and of record in the amounts and by the Persons set forth thereon and 65% of such shares have been pledged to the Collateral Agent for the benefit of the Banks as provided in the Celite Pledge Agreement. No person holds any option, warrant, stock subscription or other right to acquire any capital stock of any Subsidiary and no securities convertible into or exercisable or exchangeable for any capital stock of such Subsidiary have been authorized or issued. Except for the pledge provided for in the Celite Pledge Agreement, no Person has any Lien against any capital stock of any Subsidiary.

                           (f) Schedule 4.20 attached hereto sets forth a
correct and complete list of each Person (other than the Subsidiaries) in whom the Borrower or any Subsidiary presently owns, directly or indirectly, any ownership interest (other than securities representing less than 10% of the aggregate ownership interest of Persons making periodic reports under the Securities Exchange Act of 1934, as amended, or similar foreign laws). Except as set forth on Schedule 4.20, Holdings and/or a Subsidiary has the absolute right and power to sell, assign, convey and transfer any right or benefit incident to the ownership thereof.

                           (g) Annex IV attached hereto sets forth a list of
each Subsidiary which is material to Holdings and its Subsidiaries viewed on a consolidated basis.

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





                                    ARTICLE V

                              CONDITIONS TO LENDING

                  SECTION 5.1. Loans on the Closing Date. The obligations of the Banks to make Loans hereunder and the obligations of the Issuing Bank to issue Letters of Credit hereunder, in each case on the Closing Date, are subject to the satisfaction of the following conditions:

                           (a) Notes. The Administrative Agent shall have
received duly executed Notes from the Borrower complying with the provisions of
Section 2.1(b) and Section 2.2(d).

                           (b) Corporate Documents. The Administrative Agent
shall have received (i) a copy of each Organizational Document of Holdings, the Borrower and Celite, including all amendments thereto, certified, as of a recent date by an appropriate public official of its jurisdiction of incorporation and a certificate as to the good standing and charter documents from such public official as of a recent date, (ii) a certificate of the Secretary or Assistant Secretary of each Guarantor and the Borrower dated the Closing Date and certifying (A) that attached thereto is a correct and complete copy of the by-laws of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a correct and complete copy of resolutions duly adopted by the Board of Directors of such Person, authorizing the execution, delivery and performance of the Loan Documents, the borrowings hereunder (if applicable), the granting of Liens pursuant to the Financing Documents and the other transactions contemplated hereby, (C) that the certificate of incorporation of such Person has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of such Person executing any Loan Document or any other document delivered in connection herewith, (iii) a certificate of another officer of such Person as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above, (iv) a certificate from the Secretary of State of each state in the United States in which such Person conducts material business or owns material assets, as to the qualification of such Person to do business and its good standing in such state, and (v) such other documents as the Administrative Agent, or O'Sullivan Graev & Karabell, LLP, counsel to the Banks, may reasonably request.

                           (c) Lien Search. The Collateral Agent shall have
received and be reasonably satisfied with the results of a search of the Uniform Commercial Code filings made with respect to each Guarantor and the Borrower in the jurisdictions listed on Annex

V, which shall not have disclosed any prior Lien or security interest in the Collateral, other than (A) Permitted Liens and (B) any Liens being released contemporaneously with the Closing.

                           (d) No Defaults. The Borrower and each Guarantor
shall be in compliance with the terms and provisions set forth in each Loan Document to which it is a party, and at the time of and immediately after the consummation of the transactions contemplated hereby, no Event of Default or Default shall have occurred and be continuing.

                           (e) Insurance. Holdings and its Subsidiaries shall
have delivered to the Administrative Agent certificates of insurance complying with Section 6.12.

                           (f) Requisite Approvals. Holdings and its
Subsidiaries shall have obtained all required governmental and other consents, licenses, permits and approvals relating to the transactions contemplated hereby and the other Loan Documents, including all necessary permits and licenses to operate the Business in the manner such Business has previously been conducted, except for any consent, license, permit or approval the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

                           (g) Security. The Financing Documents shall be in
full force and effect and no default or event of default shall have occurred and be continuing thereunder. Each Guarantor and the Borrower shall have delivered to the Collateral Agent all certificates representing shares of capital stock of any Subsidiary to be pledged to the Collateral Agent on behalf of the Bank in connection with the transactions contemplated by this Agreement, accompanied by blank undated stock powers and duly executed for transfer.

                           (h) Representations and Warranties. The
representations and warranties of Holdings and the Borrower contained herein, in any other Loan Document and in any certificate or other instrument delivered pursuant to this Agreement or any Loan Document shall be correct in all material respects as though made on and as of such date.

                           (i) Officer's Certificate. The Administrative Agent
shall have received certificates signed by a Responsible Officer of Holdings and the Borrower confirming the satisfaction of the conditions precedent set forth herein on and as of the Closing Date.

                           (j) Fees and Expenses. All fees and other
consideration owing by Holdings or any of its Subsidiaries to the Banks under the terms of the Fee Letter, this Agreement, the other Loan Documents, or any other document executed in connection herewith shall have been paid in full.

                           (k) Legal Matters. All matters relating to this
Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be satisfactory to the Co-Agents and O'Sullivan Graev & Karabell, LLP, counsel to the Banks. The Administrative Agent shall have received a legal opinion from Orrick Herrington & Sutcliffe, satisfactory in form and substance to O'Sullivan Graev & Karabell, LLP, counsel to the Banks.

                  SECTION 5.2. Revolving Loans Made After Closing Date. The obligation of the Banks to make Revolving Loans to the Borrower hereunder from time to time after the Closing Date are subject to the following conditions:

                           (a) Representations and Warranties. Each of the
representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.17, 4.18 and 4.19 shall be correct and complete as of the date of such Revolving Loan.

                           (b) Compliance. The Borrower and each Guarantor shall
be in compliance in all material respects with the terms and provisions set forth in each Loan Document to which it is a party, and at the time of and immediately following the consummation of such Revolving Loan or Revolving Loans, no Default or Event of Default shall have occurred and be continuing.

                           (c) Notice of Borrowings. The Borrower shall have
provided (i) a notice of borrowing to the Administrative Agent in substantially the form of Exhibit K and (ii) all other documents reasonably requested by the Banks related to the making of Revolving Loans hereunder.

                           (d) Officer's Certificate. The Administrative Agent
shall have received a certificate executed by a Responsible Officer of Holdings and the Borrower certifying as to the matters set forth in clauses (a) and (b) above.

                  SECTION 5.3. Letters of Credit Issued After the Closing Date. The obligation of the Issuing Bank to issue Letters of Credit hereunder from time to time after the Closing Date are subject to the following conditions:

                           (a) Representations and Warranties. Each of the
representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.17, 4.18 and 4.19 shall be correct and complete as of the date of issuance of such Letter of Credit.

                           (b) Compliance. The Borrower and each Guarantor shall
be in compliance in all material respects with the terms and provisions set forth in each Loan Document to which it is a party, and at the time of and immediately following the issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

                           (c) Notice. The Borrower shall have provided the
notice required by Section 3.2 hereof.

                           (d) Officer's Certificate. The Administrative Agent
shall have received a certificate executed by a Responsible Officer of Holdings and each Borrower certifying as to the matters set forth in clauses (a) and (b) above.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

                  Each of the Borrower and each Guarantor, jointly and severally, covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or any Obligation is outstanding, without the written consent of the Majority Banks, it will, and it will cause each Subsidiary to:

                  SECTION 6.1. Corporate Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and any necessary state or foreign qualifications (other than any qualifications the absence of which, in the aggregate, would not result in a Material Adverse Effect).

                  SECTION 6.2. Obligations and Taxes. Pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies lawfully imposed upon it or upon its income or profits or in respect of its property, (ii) all mineral and other royalties, (iii) all lawful claims for labor, materials and supplies, (iv) all required payments under any Permitted Indebtedness and (v) all other Obligations; provided, however, that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and, if required by GAAP, appropriate reserves or accruals have been made with respect thereto.

                  SECTION 6.3. Performance Under Agreements. Perform its obligations under this Agreement, each Collateral Agreement, Loan Document and each other material indenture, agreement or other instrument to which it is a party; provided, however, that it shall not be required to so perform its obligations under any such other material indenture, agreement or other instrument to the extent it shall reasonably believe in good faith that such performance is not required and, if required by GAAP, appropriate reserves or accruals have been made with respect thereto.

                  SECTION 6.4. Access to Properties and Inspections. Maintain financial records in accordance with reasonable and prudent accounting practices and controls sufficient to prepare the financial statements required by Section
6.11 and, upon reasonable written notice, at all reasonable times and as often as any Bank may reasonably request, permit any authorized representative of any Bank to visit and inspect its properties and records during normal business hours, and to make extracts from such records and permit any authorized representative of any Bank to discuss its affairs, finances and condition with such officers and, with the consent of an Executive Officer (which consent shall not be unreasonably withheld), with its independent public accountants, in each case as any Bank shall deem appropriate.

                  SECTION 6.5. Defense of Claims. Use reasonable commercial efforts to vigorously defend itself and its properties from and against any lawsuits or claims which could reasonably be expected to result in a Material Adverse Effect unless the Borrower reasonably believes it has no good faith defense to any such lawsuit or claim.

                  SECTION 6.6. Notices of Litigation or Claims. Promptly upon obtaining notice of the commencement thereof, provide the Administrative Agent with written notice of any of the following events which could reasonably be expected to have a Material Adverse Effect:

                           (a) the issuance by any court or Governmental Authority of any injunction, order or decision involving Holdings or any Subsidiary or any of their respective properties;

                           (b) the filing or commencement of any action, suit or proceeding against or affecting Holdings or any Subsidiary or any of their respective properties whether at law or in equity or by or before any court or any federal, state, municipal, foreign or other Governmental Authority;

                           (c) any imposition by any Governmental Authority of a Lien which is not a Permitted Lien;

                           (d) any claim, demand or action impairing title to any of the properties or assets of Holdings or any Subsidiary; and

                           (e) any other adverse action by or notice from a Governmental Authority with respect to Holdings or any Subsidiary or any of their respective properties (including any such action under any Environmental Law).

                  SECTION 6.7. Notice of Certain Actions. Furnish as promptly as possible after obtaining knowledge of the occurrence thereof, written notice of
(a) any Default hereunder, (b) any default by Holdings or any Subsidiary under any other material agreement or instrument evidencing Indebtedness, (c) any development in the business or affairs of Holdings or any Subsidiary which is likely, in the reasonable judgment of Holdings, to have a Material Adverse Effect or (d) the sale by Alleghany of any capital stock of Holdings, in each case specifying, as applicable, (i) the nature and extent thereof, (ii) any rights of any other parties thereto with respect to termination, acceleration or similar provisions and (iii) any corrective action taken or proposed to be taken with respect thereto.

                  SECTION 6.8. Compliance. Comply with all Applicable Laws (including ERISA and Environmental Laws), and maintain all required clearances, consents, permits and governmental approvals, if the failure to comply with such Applicable Laws or failure to maintain such clearances, consents, permits and governmental approvals could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 6.9. Further Assurances. Duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further documents as may be necessary or proper in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to maintain and preserve the perfection and priority of the Liens granted pursuant to the Financing Documents.

                  SECTION 6.10. Business and Properties. (a) At all times do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect the rights, licenses, permits, franchises and mining concessions necessary to, or used or useful in the conduct of, its Business; provided, however, that Holdings and the Subsidiaries will not be required to preserve, renew or maintain any right, license, permit or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and (ii) keep its properties used or useful in the conduct of its business in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto, all as in the judgment of Holdings or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.10 shall prevent Holdings and any Subsidiary from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Board of Directors of Borrower, desirable in the conduct of the business of such Person.

                           (b) As promptly as possible after obtaining knowledge
of the occurrence thereof, furnish written notice to the Collateral Agent of the institution of any proceeding for the condemnation or other taking of any material property of Holdings or its Subsidiaries. An award, proceeds or other amounts paid or payable as a result of, in connection with or in any way related to a condemnation or taking of, or exercise by any Governmental Authority of eminent domain over, any property of Holdings or its Subsidiaries shall be paid, promptly upon receipt, to the Collateral Agent and disbursed in accordance with
Section 6.14(c) of this Agreement as if such proceeds were insurance proceeds.

                  SECTION 6.11. Financial Statements and Reports. Furnish to the Administrative Agent:

                           (a) within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 1994), consolidated and consolidating balance sheets, income statements, cash flow statements and comparisons to budget showing their financial condition as of the close of such Fiscal Year and the results of their operations during such year of Holdings and the Subsidiaries, the consolidated financial statements to be audited by independent accountants of nationally recognized standing and prepared in accordance with GAAP;

                           (b) within 120 days after the end of each Fiscal Year, current and projected annual and cumulative budgets, operating plans and financial projections for Holdings and the Subsidiaries on a consolidated and consolidating basis, for such Fiscal Year and the next four succeeding Fiscal Years;

                           (c) within 60 days after the end of the first three fiscal quarters of each Fiscal Year, commencing March 31, 1995, the unaudited consolidating and consolidated balance sheets, income statements and cash flow statements (along with comparisons to budget), showing the financial condition and results of operations of Holdings and the Subsidiaries, as at the end of each such quarter and for the then elapsed portion of the fiscal year, in each case prepared in accordance with GAAP;

                           (d) concurrently with the financial statements delivered pursuant to Section 6.11(a) and (c), certificates of a Financial Officer of Holdings and concurrently with the financial statements delivered pursuant to Section 6.11(a) certificates of the independent auditors of Holdings, certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

                           (e) concurrently with the statements delivered pursuant to Section 6.11(a) and (c), a report, in form and substance satisfactory to the Banks, describing (i) the compliance activities of Holdings or any Subsidiary undertaken with respect to applicable Environmental Law and (ii) describing any material notice, charge or complaint received by Holdings or any Subsidiary from any Governmental Authority with respect to any Environmental Law;

                           (f) concurrently with the statements delivered pursuant to Section 6.11(a) and (c), certificates of a Financial Officer of Holdings, certifying for the fiscal period then ended and as of the last day of such fiscal period compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 hereof, in each case showing the calculation thereof; and

                           (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings and the Subsidiaries as any Bank may reasonably request.

Each consolidated financial statement delivered in accordance with this Agreement shall be accompanied by a certificate of a Financial Officer of Holdings, (and, in the case of year-end financial statements and reports, the independent auditors of Holdings) certifying that such statement fairly presents in all material respects the consolidated financial position and results of operations of Holdings and each Subsidiary at the dates thereof and for the periods then ended and has been prepared in accordance with GAAP, subject to normal year-end adjustments, as appropriate.

                  SECTION 6.12. Insurance. (a) Maintain insurance (including, without limitation, business interruption insurance) on the business and properties of Holdings and each Subsidiary to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, provided that primary insurance coverages for property and general liability will at all times be provided by insurance carriers rated at least A+, A1 or A by Standard & Poor's Corporation, Moody's Investors Services or A.M. Best, respectively.

                           (b) Maintain in full force and effect workers'
compensation insurance (with respect to the Domestic Subsidiaries only) and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with, the use of any properties owned, occupied or controlled by Holdings or any Subsidiary, in each case as such Person shall deem reasonably necessary.

                           (c) Each insurance policy required under Section
6.12(a) shall contain endorsements in form satisfactory to the Collateral Agent providing, among other things, that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of Holdings or any Subsidiary which might otherwise result in forfeiture of such insurance and that the insurer waives all rights of set-off, counterclaim, deduction or subrogation against Holdings or any Subsidiary.

                  SECTION 6.13. Mining Plan. Prepare and deliver to the Banks
(a) on each anniversary of the Closing Date, an annual calculation of minable reserves for the Lompoc, California, Zacoalco, Mexico, Quincy, Washington, Alicante, Spain, Murat, France and No Aqua, New Mexico mining properties together with a detailed five-year mine plan for such reserves and a conceptual mine plan for recovery of such reserves for an additional five year period and
(b) within 12 months of any Permitted Acquisition which involves material mining properties, the mine plans described in clause (a) above prepared with respect to such acquired mining properties.

                  SECTION 6.14. Interest Rate Hedges. From and after the date hereof, maintain hedging or interest rate protection agreements acceptable to the Majority Banks. Prior to entering into any such arrangement, the Borrower shall (a) notify the Banks of all material terms thereof, (b) provide the Banks time to prepare bids on such hedging and/or interest rate protection arrangements and (c) consider in good faith the terms of a Bank's bid, if any; provided, however, that, in connection with any such hedging or interest rate protection agreement, the Borrower shall only be required to provide each Bank with one opportunity to bid on such hedge or interest rate protection arrangement.

                  SECTION 6.15. ERISA. (a) Comply in all material respects with the provisions of ERISA (or other similar legislation in the jurisdiction in which such Subsidiary is organized) applicable to the Plans or any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by Holdings or any Subsidiary and (b) furnish to each Bank, as soon as possible, and in any event within 30 days after any Responsible Officer of Holdings or any Subsidiary knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any ERISA Affiliate, or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the action that Holdings or such ERISA Affiliate proposes to take with respect thereto.

                  SECTION 6.16. Proceeds. Use the proceeds of the Loans solely for the purposes set forth in the Preamble to this Agreement.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

                  Each of the Borrower and each Guarantor jointly and severally covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or any Obligation is outstanding, without the written consent of the Majority Banks, it will not, and will not permit any Subsidiary to:

                  SECTION 7.1. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

                           (a)  Indebtedness under this Agreement and
         the other Loan Documents;

                           (b) Indebtedness between or among Holdings and the Subsidiaries which (i) in each instance is unsecured and (ii) if the issuer of such Indebtedness is the Borrower or Celite, such Indebtedness is subordinate in all respects to the payment in full of all Obligations under the Facility;

                           (c) any obligations in respect of forward sales contracts, commodities futures, options or similar hedging arrangements regarding commodities entered into with the written consent of the Majority Banks;

                           (d)  any Letter of Credit issued hereunder;

                           (e)  endorsements for collection or deposit
         in the ordinary course of business;

                           (f) purchase money security interests created in the ordinary course and not to exceed $5,000,000 at any time outstanding;

                           (g)  the Permitted Subsidiary Indebtedness;

                           (h) Indebtedness to Alleghany (i) not to exceed $10 million and (ii) which is subordinated in all respects to the payment in full of the Obligations of the Guarantors and the Borrowers to the Banks in accordance with the Alleghany Subordination Agreement;

                           (i) Indebtedness of the Borrower arising in connection with (i) the guaranty by the Borrower of certain obligations of Harborlite Corporation, a California corporation ("Old Harborlite"), which were guaranteed by the stockholders of Old Harborlite prior to the closing under the Harborlite Documents or (ii) the Borrower's indemnification under the Harborlite Documents of the stockholders of Old Harborlite from and against certain liabilities of Old Harborlite which were guaranteed by such stockholders; and

                           (j)  Indebtedness arising under one or more
         carnets obtained in the ordinary course of business.

                  SECTION 7.2. Negative Pledge. Incur, create, assume or suffer or permit to exist any Lien on any property or assets (including the capital stock of any Subsidiary) or on any income or rights in respect of any thereof, except:

                           (a) Liens granted to the Collateral Agent in favor of the Banks pursuant to this Agreement, the Financing Documents, or any other Loan Document;

                           (b) Liens incurred and arising out of surety bonds, appeal bonds, statutory obligations, bids, performance and return of money and similar obligations and pledges or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, old age pensions and other social security benefits;

                           (c) Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and vendors' Liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings and as to which it shall have set aside adequate reserves in accordance with GAAP;

                           (d) Liens securing the payment of Taxes, assessments and governmental charges or levies, either not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which it shall have set aside adequate reserves in accordance with GAAP;

                           (e) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate impair the use of any parcel of property material to the operation of the business of Holdings or any Subsidiary or the value of such property for the purpose of the business of Holdings or any Subsidiary (it being understood that the existing conditions set forth on Schedule 4.10(a) constitute Permitted Liens hereunder);

                           (f) Liens constituting purchase money security interests permitted by Section 7.1(f) hereof;

                           (g) Liens described on Schedule 7.2 attached hereto;

                           (h) Liens on the capital stock of Harborlite arising under the New Harborlite Corporation Shareholders Agreement dated November 13, 1992, among Robert W. Blunt, David W. Blunt, William G. Blunt, Dorothy L. Blunt Residential Trust U/T/A dated April 13, 1990, Susan B. Blunt, Harborlite and the Borrower;

                           (i) extensions and renewals of Liens permitted hereunder; provided, however, that the Indebtedness secured thereby is not increased and the Lien does not encumber any property not encumbered by the Lien so extended or renewed; and

                           (j) Liens on assets acquired in an Acquisition permitted under Section 7.7.

Notwithstanding anything herein to the contrary, neither the Borrower nor any Guarantor shall create, incur, assume, or suffer or permit to exist any Lien on the capital stock of any Subsidiary, or any part thereof or interest therein, except Liens granted pursuant to the Financing Documents.

                  SECTION 7.3. Restricted Payments. Declare or pay any dividends (other than dividends payable solely in shares of its capital stock) or make any other distribution to any security holder, whether in cash, property, securities or a combination thereof, or directly or indirectly redeem, repurchase, retire or otherwise acquire for a consideration, any shares of any class of its respective capital stock or other ownership interest or set apart any sum for the aforesaid purposes (any such dividend, distribution, redemption, purchase, retirement or acquisition being referred to herein as a "Restricted Payment") except as follows:

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



                           (a) (i) Each Subsidiary shall be authorized to distribute to Celite, the Borrower or Holdings and Holdings shall be authorized to distribute to Alleghany such funds as shall be required to pay the obligations of such Person for reasonable federal, state, local and foreign income tax purposes in accordance with the Tax Sharing Agreement dated as of January 1, 1994, between Alleghany and Holdings and (ii) each Subsidiary shall be authorized to make dividends or distributions from time to time to Celite, the Borrower or Holdings; and

                           (b) The Borrower and Harborlite shall be permitted to redeem or repurchase the preferred stock and earn out units issued to the former stockholders of Old Harborlite provided that such redemption or repurchase does not involve aggregate consideration in excess of $25 million.

Any Restricted Payment permitted pursuant to this Section 7.3 may be made in the form of a dividend or distribution as the Person making such Restricted Payment shall determine. The making of any loan to an Affiliate, or the repayment of any Indebtedness to an Affiliate shall be a Restricted Payment for the purposes hereof.

                  SECTION 7.4. Investments. Purchase, directly or beneficially, any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in any other Person, including any Excluded Subsidiary (any such transaction, an "Investment") other than Permitted Investments and Investments (a) by Holdings in the Borrower, (b) by the Borrower in Celite, (c) by Holdings, the Borrower or Celite in any other Subsidiary provided such Investment is in the form of equity or subordinated debt, and, if such Subsidiary is a newly-formed Subsidiary and is material to Holdings and the Subsidiaries viewed on a consolidated basis, the stock of such Subsidiary is first pledged to the Collateral Agent for the benefit of the Banks in a manner acceptable to the Collateral Agent and counsel to the Banks (which pledge shall be for 100% of such stock if the new Subsidiary is a Domestic Subsidiary owned directly by Holdings, the Borrower or Celite and 65% of such stock if the new Subsidiary is a Foreign Subsidiary owned directly by Holdings, the Borrower or Celite), (d) as permitted in accordance with Section 7.7 hereof, (e) by Holdings, the Borrower or Celite in any other Subsidiary resulting from the delivery of goods or the provision of services in the ordinary course of business and (f) by any Subsidiary (other than the Borrower or Celite) in any other Subsidiary; provided, however, that in no event shall any Investment be made if any Default or Event of Default shall have occurred and be continuing.

                  SECTION 7.5. Nature of Business. (a) Effect any material change in its business or create any new business or subsidiary (including any Excluded Subsidiary) which does not involve filtration, fillers, diatomite, perlite and/or other industrial minerals, and related materials and services.

                           (b) Engage or invest in any business relating to the
recycling of spent filter cake at locations other than Celite's existing facilities without (i) providing an environmental assessment, in form and substance satisfactory to the Majority Banks, of such proposed activity and (ii) receiving written acknowledgement from the Majority Banks of their receipt and satisfaction with such report.

                           (c) Engage in any business involving the disposal in
landfills or other means of permanent storage of spent filter cake without (i) providing an environmental assessment, in form and substance satisfactory to the Majority Banks, of such proposed disposal activities and (ii) receiving written acknowledgment from the Majority Banks of their receipt and satisfaction with such report.

                  SECTION 7.6. Asset Sales. Make any Asset Sale, unless (a) such Asset Sale is for consideration reasonably believed to be at least equal to the Fair Value of the assets being sold and the Borrower complies with the provisions of Section 2.8 in respect of Mandatory Prepayments or (b) the Borrower obtains the written consent of the Majority Banks.

                  SECTION 7.7. Acquisitions. Acquire all or a substantial part of the assets or stock of any other Person (an "Acquisition"), unless:

                           (a) no Default or Event of Default (i) has occurred
and is continuing or (ii) will occur after giving effect to such Acquisition;

                           (b) if the Acquisition involves aggregate
consideration exceeding $25 million, the Majority Banks give prior written approval to make such Acquisition;

                           (c) no Third Party Financing is used to effect such
Acquisition;

                           (d) Holdings shall use its best efforts provide to
the Banks at least 15 days prior to the consummation of such Acquisition (i) an income statement covering the twelve month period ending on the last day of the most recently completed fiscal quarter for which financials were last provided with pro forma adjustments to reflect the consummation, on the first day of such period, of such Acquisition (including the incurrence of any related Loans under this Agreement) and (ii) a balance sheet as of the last day of the most recently completed fiscal quarter for which financials were last provided, with pro forma adjustments to reflect the consummation of such Acquisition (including the incurrence of any related Loans under this Agreement);

                           (e) the pro forma financial statements provided
pursuant to subsection (e) above shall show that the financial covenants set forth in Sections 7.11, 7.12 and 7.13 shall have been satisfied on such pro forma basis; and

                           (f) the Borrower shall have taken all steps necessary
to pledge as security for the Facility any capital stock acquired in any Acquisition in a form satisfactory to the Collateral Agent;

provided, however, that Holdings or any Subsidiary may effect an Acquisition using Third Party Financing if (i) no Default or Event of Default (A) has occurred and is continuing or (B) will occur as a result of such Acquisition,
(ii) 50% of the aggregate consideration involved in such acquisition is provided as an equity contribution; (iii) the Borrower shall have (A) notified the Banks of all material terms of such proposed Acquisition, given the Banks reasonable time to prepare bids on providing such additional debt financing and (C) considered in good faith the terms of a Bank's bid, if any, (iv) the Borrower shall have created a special purpose subsidiary (an "Excluded Subsidiary") to effect such Acquisition and recourse under such Third Party Financing shall be limited to the assets or capital stock of such Excluded Subsidiary, (v) no Guaranty or other commitment with respect to such Excluded Subsidiary shall be entered into by Holdings, the Borrower or any Subsidiary, and (vi) if required under Section 7.4, the Administrative Agent, on behalf of the Banks, shall have received documentation in form and substance acceptable to the Collateral Agent, to pledge as security for the Facility the capital stock of such Excluded Subsidiary, provided, however, that (x) in the case of an Excluded Subsidiary organized in a jurisdiction other than in the United States, the Borrower shall pledge to the Collateral Agent, for the benefit of the Banks, an amount equal to 65% of the outstanding capital stock of such Excluded Subsidiary and (y) any pledge under this Section 7.7 may be subordinate to such Third Party Financing.

Any Acquisition permitted under this Section 7.7 is herein referred to as a "Permitted Acquisition."

                  SECTION 7.8. Transactions With Affiliates. (a) Except as permitted by Section 7.4, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (including an Excluded Subsidiary but excluding Holdings or any of its Subsidiaries), except (i) in the ordinary course of business and upon terms which are not less favorable and reasonable than those obtainable in an arm's-length transaction with a Person who is not an Affiliate or (ii) any management agreement, entered into in the ordinary course of the Borrower's business, pursuant to which the Borrower provides reasonable management services to any Affiliate in which Holdings or one of its Subsidiaries owns a material amount of capital stock.

                           (b) Enter into any transaction providing for the
purchase, sale, lease or exchange of any property or the rendering of any service involving Holdings, Celite or the Borrower, on the one hand, and any other Subsidiary on the other hand, except in the ordinary course of business and upon terms which are not less favorable to Holdings, the Borrower or Celite than those obtainable in an arm's-length transaction with a Person who is not an Affiliate of Holdings.

                  SECTION 7.9. Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

                  SECTION 7.10. Merger or Consolidation. Merge into or consolidate or combine with any other Person; provided, however, that this provision shall not prohibit the merger or consolidation of a wholly owned Subsidiary (other than Celite or the Borrower) with or into the Borrower, Celite or another wholly owned Subsidiary which is not an Excluded Subsidiary or as otherwise permitted in accordance with Section 7.7 hereof if (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall deliver a certificate of a Financial Officer and an opinion of counsel satisfactory in form and substance to the Banks to the effect that such transaction complies with clause (i) above.

                  SECTION 7.11. Interest Coverage. Permit the ratio of (a) EBITDA for any Fiscal Year less actual Capital Expenditures for such Fiscal Year to (b) Interest Expense for such Fiscal Year to be less than 2.25x.

                  SECTION 7.12. Debt to Worth. Permit the ratio of Total Indebtedness to Total Capitalization to exceed at any time the following percentages at any time during the periods set forth below:

                       Period                                         Ratio
                       ------                                         -----
                  On or prior to
                  December 31, 1996                                     46%

                  After December 31, 1996                               42%

                  SECTION 7.13. Net Worth. Permit Net Worth to be less than (a) at any time prior to December 31, 1996, the sum of (i) $80,000,000 plus (ii) 50% of Cumulative Net Income to the last day of the fiscal quarter then ended and
(b) at any time after

December 31, 1996, the sum of (i) $90,000,000 plus (ii) 50% of Cumulative Net Income to the last day of the fiscal quarter then ended.

                  SECTION 7.14. Fiscal Year. Effect any change in the Fiscal Year without obtaining the prior written approval of the Banks and making any necessary amendments to the provisions of this Agreement.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  SECTION 8.1. Defaults. In case of the happening of any of the following events (each, an "Event of Default"):

                           (a) the Borrower shall fail to make any payment on
principal of any Loan when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise, including any Mandatory Prepayment required by Section 2.8; or

                           (b) the Borrower shall fail to pay any interest or
Fee due hereunder or in connection herewith when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise, and such failure shall continue for more than two Business Days following the date such payment was due; or

                           (c) the Borrower shall fail to pay any Reimbursement
Obligation when and as the same shall become due or payable; or

                           (d) default shall be made in the due observance or
performance of any restrictive covenant or agreement contained in Article VII of this Agreement or any obligation of the Borrowers pursuant to Sections 6.1, 6.6,
6.7 or 6.12; or

                           (e) default shall be made in the due observance or
performance of any other covenant or agreement to be observed or performed under this Agreement or in any other Loan Document, and such default shall continue unremedied for 30 days after written notice thereof to the Borrower by the Administrative Agent; or

                           (f) any representation or warranty contained in this
Agreement or in any other Loan Document or in any report, certificate, financial statement or other instrument furnished pursuant to this Agreement shall prove to have been false or misleading in any material respect when made or furnished; or

                           (g) Holdings or any Material Subsidiary shall (i)
voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
(vi) fail generally to pay its debts as they become due or (vii) take any corporate or stockholder action in furtherance of any of the foregoing; or

                           (h) an involuntary proceeding shall be commenced or
an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Material Subsidiary or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (iii) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days; or

                           (i) a final judgment for the payment of money in an
amount in excess of $5,000,000 shall be rendered by a court or other tribunal against Holdings or any Subsidiary and shall remain undischarged for a period of 60 consecutive days during which execution of any such judgment shall not have been effectively stayed, bonded or vacated; or

                           (j) any event shall occur or fail to occur if the
effect of such occurrence or failure is to accelerate the maturity of Indebtedness for borrowed money aggregating $2,500,000 of Holdings or any Subsidiary (other than any Loan or Letter of Credit Exposure hereunder) or to permit the holder thereof (or a trustee on behalf of such holder) to cause such Indebtedness to become due prior to the stated maturity thereof and such occurrence or failure shall not have been remedied within any applicable period of grace, or any such Indebtedness shall not be paid when due, whether by acceleration or otherwise; or

                           (k) (i) Any Person shall engage in any "prohibited
transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any

Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings or any Subsidiary or any ERISA Affiliate thereof shall, or is, in the reasonable opinion of the Majority Banks, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has any reasonable likelihood of subjecting Holdings or any Subsidiary to any tax, penalty or other liabilities which, if the then present value thereof (estimated in good faith by such Person) were deducted from the then total assets of such Person, could reasonably be determined to have a Material Adverse Effect; or

                           (l) any of the other Loan Documents shall cease to be
in full force and effect, enforceable in accordance with its terms or any security interest purported to be created by the Financing Documents shall cease to be a valid and perfected first priority security interest or first priority Lien, as applicable, subject to any Permitted Liens or Holdings, Celite or any Borrower shall assert the invalidity of any such security interest or Lien; or

                           (m) any event of default shall have occurred and
shall be continuing under any other Loan Document; or

                           (n) any Expropriatory Action shall have been taken by
any Person against assets or capital stock of Holdings or any Subsidiary having a Fair Value in excess of $5,000,000; provided, however, that the Borrower will be permitted to cure such default within 30 days of the occurrence thereof, by making a payment with respect to then outstanding Loans to the Administrative Agent, on behalf of the Banks, in an amount equal to the Fair Value of the assets subject to such Expropriatory Action (which repayment shall be treated as a Mandatory Prepayment in accordance with Section 2.8 to prepay Term Loans outstanding hereunder); or

                           (o) Holdings shall cease to be the record and
beneficial owner of all of the outstanding shares of the capital stock of the Borrower or the Borrower shall cease to be the record and beneficial owner of all of the outstanding shares of the capital stock of Celite; or

                           (p) Holdings shall cease to own beneficially,
directly or indirectly, all of the outstanding capital stock of each other Subsidiary; provided, however, that management or employees of Holdings or the Subsidiaries shall be permitted to hold the minimum number of shares of any Subsidiary, not to exceed 1% of its shares, which under Applicable Law must be held by more than one shareholder, or by directors, of such Subsidiary; or

                           (q) Alleghany shall cease to own of record and
beneficially 80% of the outstanding capital stock of Holdings; provided, however, that Alleghany may sell outstanding capital stock of Holdings if (i) such sale of stock is for cash consideration at least equal to the Fair Value of the stock being sold, (ii) the proceeds of such sale are contributed to Holdings as a Parent Contribution and designated to (A) fund Capital Expenditures, (B) fund Permitted Acquisitions in accordance with Section 7.7 hereof or (C) prepay Loans outstanding hereunder in accordance with Section 2.9 hereof and (iii) after giving effect to such sale Alleghany owns of record and beneficially at least 60% of the outstanding capital stock of Holdings;

then, and in any such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall, upon the written request of the Majority Banks, by written or telegraphic notice to the Borrower, take any of the following actions at the same or different times: (iv) terminate forthwith the Revolving Credit Commitment of the Banks under the Facility, (v) declare any Notes then outstanding to be forthwith due and payable, whereupon the entire unpaid principal of such Notes, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Note to the contrary notwithstanding, and (vi) refuse to issue any additional Letters of Credit and demand that the Borrowers provide to the Collateral Agent cash collateral in an amount equal to the Letter of Credit Exposure, such collateral to be deposited in the Cash Collateral Account to be held by the Collateral Agent for the benefit of the Banks; and in any event described in paragraph (g) or (h) above, the Revolving Credit Commitment of the Banks under the Facility shall automatically terminate (together with all obligations to issue Letters of Credit) and any Notes shall automatically become due and payable and the Borrower shall be obligated to provide cash collateral to the Administrative Agent as described in clause (iii), all without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and Borrower, anything contained herein or in any Note to the contrary notwithstanding.

                                   ARTICLE IX

                     THE ADMINISTRATIVE AGENT AND CO-AGENTS

                  In order to expedite the various transactions contemplated by this Agreement, Chemical is hereby appointed to act as Administrative Agent, Collateral Agent and Co-Agent and Bank of America is hereby appointed to act as Co-Agent. Each Bank hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent, respectively, to take such action on behalf of such Bank under the terms and provisions of this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent and the Collateral Agent, respectively, by the terms and provisions hereof and thereof, together with such powers as are reasonably incidental thereto. Nothing in this Agreement shall be construed as imposing any duty or obligation on any Co-Agent in its capacity as Co-Agent.

                  The Administrative Agent is hereby expressly authorized on behalf of the Banks, without hereby limiting any implied authority, (a) to receive on behalf of each Bank any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each Bank its proper share of all payments so received, (b) to give notice within a reasonable time on behalf of each of the Banks to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge, and (c) to distribute promptly to each Bank copies of all notices, agreements and other material as provided for in this Agreement as received by the Administrative Agent.

                  The Collateral Agent is hereby expressly authorized on behalf of the Banks, without hereby limiting any implied authority, (a) to receive and hold on behalf of the Banks any instrument or certificate which constitutes Collateral, (b) to give notice within a reasonable time on behalf of each of the Banks to the Guarantor or the Borrowers of any event of default specified in any Collateral Agreement of which the Collateral Agent has actual knowledge and (c) to take any and all action on behalf of the Banks permitted under the terms of any Collateral Agreement. The Collateral Agent may, in its discretion and without the consent of the Banks, appoint sub-agents to act as the Collateral Agent in any jurisdiction or with respect to any Collateral.

                  Neither the Administrative Agent, the Collateral Agent, the Co-Agents, nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them hereunder except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of

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



any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by Holdings or any Borrower of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Document. The Administrative Agent, the Collateral Agent and the Co-Agents shall not be responsible to the Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Financing Documents, the Notes or any other instrument or agreement to which reference is made herein. The Administrative Agent, the Collateral Agent and the Co-Agents may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Administrative Agent, the Collateral Agent and the Co-Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Majority Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks. Each of the Administrative Agent, the Collateral Agent and the Co-Agents shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. None of the Administrative Agent, the Collateral Agent, the Co-Agents, the Banks or any of their respective directors, officers, employees or agents shall have any responsibility to Holdings, any Borrower, or any other Person on account of the failure or delay in performance or breach by any other Bank of any of its obligations hereunder or to any other Bank on account of the failure of or delay in performance or breach by such other Bank, Holdings, or such Borrower, or any other Person of any of their respective obligations hereunder or in connection herewith. The Administrative Agent, the Collateral Agent and the Co-Agents may execute any and all their respective duties hereunder by or through agents or employees and shall be entitled to advice of legal counsel selected by the Administrative Agent with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                  Each of the Administrative Agent, the Collateral Agent, the Co-Agents and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates as if it were not the Administrative Agent, the Collateral Agent, a Co-Agent, or such an Affiliate.

                  Each Bank agrees (i) to reimburse each of the Administrative Agent, the Collateral Agent and the Co-Agents in the amount of such Bank's Pro Rata Share of any expenses incurred for the benefit of the Banks by such Administrative Agent,

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



Collateral Agent or Co-Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, not reimbursed by the Borrower or the Guarantors and (ii) to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Co-Agents and any of their respective directors, officers, employees or agents, on demand, in the amount of such Bank's Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in such capacity or in any way relating to or arising out of this Agreement, any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent not reimbursed by the Borrower or the Guarantors; provided, however, that no Bank shall be liable to the Administrative Agent, the Collateral Agent or any Co-Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or such Co-Agent, as the case may be, or of any of the directors, officers, employees or agents of such Person.

                  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Co-Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents and to make Loans as contemplated hereby. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Co-Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder.

                                    ARTICLE X

                                HOLDINGS GUARANTY

                  SECTION 10.1. Holdings Guaranty. Holdings hereby absolutely, unconditionally and irrevocably guarantees to the Banks and their successors and assigns, as primary obligor and not merely as surety, the full and punctual payment and performance of all Obligations of the Borrower to the Banks, when and as due, whether at maturity, by acceleration, or upon a date fixed for prepayment or mandatory prepayment (the "Holdings Guaranty"). The liability of Holdings hereunder is as a guarantor of payment and performance, and not merely of collectability, and is not conditioned or contingent upon the

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



enforceability of the Loan Documents or any other instruments relating to the creation or performance of the Obligations or the pursuit by the Co-Agents or the Banks of any remedies which they now have or may hereafter have under any Loan Document, at law, in equity or otherwise. Neither the Administrative Agent, Collateral Agent, Co-Agents nor the Banks need inquire into the power of the Borrower or the authority its officers or agents acting or purporting to act on its behalf. Nothing contained in this Article X shall prevent the Administrative Agent, Collateral Agent, Co-Agents or the Banks from suing on the Notes or from exercising any rights available to them hereunder, under any of the Loan Documents or under applicable law, and the exercise of any of such rights shall not constitute a legal or equitable discharge of Holdings. Holdings shall continue to be liable under this Guaranty and the provisions hereof shall remain in full force and effect notwithstanding the occurrence of any or all of the following, none of which shall require notice to Holdings: (a) any modification, agreement, stipulation or course of dealing between the Borrower and any Co-Agent, any Bank, the Collateral Agent or the Administrative Agent with respect to the Obligations or any other matter relating to the Loan Documents, including, without limitation, any alteration, compromise, acceleration, extension or change in the time or manner for the payment or performance of any Obligations, any increase or reduction in the rate of interest charged on funds borrowed pursuant to the Loan Documents; (b) any waiver of or failure to enforce any of the terms, covenants or conditions contained in the Loan Documents; (c) any waiver of any right or remedy against the Borrower or against any other Person, including, without limitation, any other guarantor, with respect to all or any portion of the Borrower's or such other Person's liability for or with respect to the Obligations; (d) the addition or substitution of one or more guarantors of any or all of the Borrower's Obligations under the Loan Documents;
(e) the subordination of any rights with respect to any security given for the Borrower's Obligations or the acceptance of any additional or substituted security therefor; or (f) the foreclosure of any Lien with respect to any or all of the real or personal property now or hereafter securing any of the Obligations, whether by exercise of a power of sale contained therein, by an action for judicial foreclosure or by acceptance of a deed in lieu of foreclosure. As security for the performance of its obligation under this
Article X, Holdings shall execute and deliver to the Collateral Agent on behalf of the Banks the Holdings Security Agreement and the Holdings Pledge Agreement.

                  SECTION 10.2. Guarantor's Waivers. Holdings hereby irrevocably waives and relinquishes, and agrees not to assert or take advantage of, to the maximum extent permitted by law in each jurisdiction in which the enforcement of such waiver is sought, any and all rights, remedies and defenses accorded by Applicable Law to guarantors or sureties. In addition to, not in limitation of the immediately preceding sentence, Holdings hereby expressly

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



waives and relinquishes, and agrees not to assert or take advantage of, to the maximum extent permitted by law in each jurisdiction in which the enforcement of such waiver is sought, the following rights, remedies and defenses: (a) notice of acceptance of this Guaranty; (b) notice of the existence, creation, incurrence, renewal, extension, modification or accrual of any Obligations of the Borrower to the Co-Agents, Administrative Agent, Collateral Agent or the Banks; (c) notice of any action on the part of the Borrower, the Co-Agents, Administrative Agent, Collateral Agent, the Banks or any creditor of the Borrower or Holding, or on the part of any other Person whomsoever relating to the Obligations or the Loan Documents, including, without limitation, notice of enforcement of any right or remedy with respect thereto, except as otherwise expressly set forth herein; (d) any statute of limitations affecting Holding's liability hereunder or the enforcement thereof; (e) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person or the failure of the Co-Agents, the Collateral Agent, the Administrative Agent or the Banks to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Person; (f) the right to require the Co-Agents, the Collateral Agent, the Administrative Agent or the Banks to proceed against the Borrower or any other Person (including, without limitation, any other guarantor), or to proceed against or exhaust any security or collateral held by the Collateral Agent or the Banks at any time, or to enforce any other right or pursue any other remedy, and Holdings expressly agrees that the Co-Agents, the Collateral Agent, the Administrative Agent or the Banks may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral and without the necessity of proceeding against the Borrower or any other Person; (g) any defense based upon an election of remedies by the Co-Agents, the Collateral Agent, the Administrative Agent or the Banks; (h) any other defense based upon destruction or diminution of Holding's rights against the Borrower or the Borrower's assets, whether or not hypothecated as security; and (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal. Holding's sole right with respect to any foreclosure of real or personal property collateral or security for any of the Obligations shall be to bid at the sale thereof in accordance with applicable law. The Banks may also bid at any such sale, and in the event such collateral is sold to any Banks in whole or in partial satisfaction of the Obligations, Holdings shall have no further right or interest with respect thereto, including, without limitation, any right of redemption, whether arising under law or in equity.

                  SECTION 10.3. Bankruptcy. (a) No Effect on Guaranty. The obligations of Holdings under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership,

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



reorganization, liquidation, or arrangement of the Borrower, or by any defense or decision of any court or administrative body resulting from any such proceeding. Any interest on the Obligations which accrues after the commencement of any such proceeding (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such proceeding, such interest as would have accrued on any such portion of the Obligations if such proceeding had not been commenced) shall be included in the Obligations for the purposes hereof, Holdings expressly agreeing that its liability pursuant to this Guaranty shall be determined without regard to any rule of law or order arising out of such proceeding which may relieve the Borrower of liability for any portion of the Obligations. Holdings will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors, or similar Person, to pay the Banks, or to allow the claim of the Banks with respect to, any such interest accruing after the date on which such proceeding is commenced. In the event that all or any portion of the Obligations are paid or performed by the Borrower, the obligations of Holdings hereunder shall continue and remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from the Banks as a preference, fraudulent transfer or otherwise.

                           (b) Filing of Claims. In any bankruptcy or other
proceeding involving the Borrower in which the filing of claims is required or permitted by law, Holdings shall file all claims that it may have against the Borrower relating to any Indebtedness of the Borrower to Holdings, and will assign to the Collateral Agent on behalf of the Banks all rights of Holdings thereunder. If Holdings does not file any such claim, the Collateral Agent, as attorney-in-fact for Holdings, is hereby authorized to do so in the name of Holdings, or, in the Collateral Agent's discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of the Collateral Agent's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Collateral Agent or its nominee shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In any such case, whether in administration, bankruptcy or otherwise, the Person authorized to pay such claim shall pay to the Collateral Agent, on behalf of the Banks, the amount payable on such claim and, to the full extent necessary for that purpose, Holdings hereby assigns to the Collateral Agent, on behalf of the Banks, all of Holding's rights to any such payments or distributions to which Holdings would otherwise be entitled; provided, however, that Holding's obligations hereunder shall not be satisfied except to the extent that the Collateral Agent receives cash by reason of any such payment or distribution. If the Collateral Agent receives anything hereunder other than cash,

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



the same shall be held as additional collateral for amounts due under this Guaranty.

                  SECTION 10.4. Payment. In furtherance of the provisions of this Article and not in limitation of any other right which the Administrative Agent, the Collateral Agent, any Co-Agent or any Bank may have at law or in equity against Holdings by virtue of this Guaranty or otherwise, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, upon a date fixed for prepayment or mandatory prepayment or otherwise, Holdings hereby promises to, and will, upon receipt of a written or telexed demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Banks, in cash, the amount of such unpaid Obligation.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.1. Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Agreement shall be deemed to have been duly given and received if delivered personally or if sent by nationally-recognized overnight courier, by telecopier or by first class, registered or certified mail, return receipt requested, to such party at its address as follows:

                           (a)  if to the Borrower, to:

                                    World Minerals Inc.
                                    137 West Central Avenue
                                    Lompoc, California  93436
                                    Attention:  Mr. John F. Liechty,
                                                Vice President, Finance
                                    Telephone:   (805) 737-2424
                                    Telecopier:  (805) 737-2497

                                    with a copy to:

                                    World Minerals Inc.
                                    137 West Central Avenue
                                    Lompoc, California  93436
                                    Attention:  Marc E. Fleischman, Esq.
                                                Vice President and
                                                  General Counsel
                                    Telephone:   (805) 737-2470
                                    Telecopier:  (805) 737-2497

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



                           (b) if to Chemical, as Administrative Agent and Co-Agent, to:

                                    Chemical Bank
                                    270 Park Avenue
                                    New York, New York  10172
                                    Attention:  Theodore L. Parker,
                                                Vice President
                                    Telephone:   (212) 270-7834
                                    Telecopier:  (212) 270-2555

                           (c) if to Bank of America, as Co-Agent, or any other Bank, at its address set forth on Annex II attached hereto.

Any such notice, demand or request so delivered shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery or telecopier delivery, (ii) on the next business day after the date when sent in the case of delivery by nationally-recognized overnight courier, or (iii) on the fifth business day after the date of deposit in the U.S. mail in the case of mailing. Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different person to which all such notices, demands or requests thereafter are to be addressed.

                  SECTION 11.2. Survival of Agreement. All representations and warranties made by the Borrower or any Guarantor herein and in the other Loan Documents and in any certificate or other instrument prepared or delivered pursuant to this Agreement or any other Loan Document (i) shall be considered to have been relied upon by the Administrative Agent, the Co-Agent and the Banks and (ii) shall survive the making of Loans by the Banks and the execution and delivery to the Banks of the Notes evidencing such Loans and all covenants and agreements made by the Borrower or any Guarantor herein or in any other Loan Document and continue in full force and effect as long as any principal of or accrued interest on any Loan, any Fee, any Reimbursement Obligation, any LC Fee or any other amount payable under or in connection with this Agreement or any other Loan Document is outstanding and unpaid.

                  SECTION 11.3. Successors and Assigns; Syndications; Loan Sales; Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, any Guarantor the Administrative Agent, the Collateral Agent, the Co-Agents or the Banks that are contained in this Agreement or any other Loan Document shall bind and inure to the benefit of their respective successors and assigns. In connection with any syndication, the Borrower agrees to assist the Co-Agents actively in their syndication efforts by providing

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



to the Co-Agents and any potential participants direct contact with senior management and representatives of Holdings and its Subsidiaries and all information reasonably requested by the CoAgents and such participants, including financial forecasts in a format acceptable to a bank syndication.

                           (b) Each Bank may assign to one or more Eligible
Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Aggregate Commitment, the Loans at the time owing to it and Notes held by it and its rights, titles and interests under the other Loan Documents); provided, however, that (i) except in the case of an assignment to a Bank or an Affiliate of a Bank, the written consent of the Borrower to such assignment shall have been given (which consent shall not be unreasonably withheld), (ii) such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement (other than any rights or obligations relating to the Letters of Credit), (iii) except in the case of an assignment to a Bank or an Affiliate of a Bank, the Pro Rata Share of the Aggregate Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the Pro Rata Share of the Aggregate Commitment of such Bank remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the Notes subject to such assignment and a processing and recordation fee of $2,000, in addition, the assignee shall also execute and deliver to the Collateral Agent a counterpart to the Collateral Agent Agreement and (v) such assignment shall not result in any increased costs which must be paid by the Borrower. Upon acceptance and recording pursuant to paragraph (e) of this Section 11.3, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Business Days after the execution thereof, unless the Administrative Agent shall otherwise agree) (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, become and have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned pursuant to such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 3.4 as well as to any fees or other amounts accrued to its account but unpaid on such date.

                           (c) By executing and delivering an Assignment and
Acceptance, the assigning Bank thereunder and the assignee

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



thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Pro Rata Share of the Aggregate Commitment and the total outstanding balance of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto, or to the financial condition of any Guarantor or the Borrower, or the performance or observance by any Guarantor or the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to execute and deliver the Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.11 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, any Co-Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank. Effective upon the assignment of an interest hereunder, Annex I hereto shall be amended by the Administrative Agent to reflect such assignment.

                           (d) The Administrative Agent shall maintain at one of
its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms thereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error, and Holdings and the Borrower, the Administrative Agent, the Co-Agents and the Banks may treat each

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



Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Co-Agents and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

                           (e) Upon its receipt of a duly completed Assignment
and Acceptance executed by an assigning Bank and a permitted assignee together with the Notes subject to such assignment, the processing and recordation fee referred to in paragraph (b) above and the written consent of the Borrower to such assignment if required pursuant to paragraph (b) above, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks, the Co-Agents and the Borrower. Within five Business Days after receipt of notice, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes under the Facility to the order of such assignee in a principal amount equal to the principal amount of the Aggregate Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any portion of a Aggregate Commitment, new Notes under the Facility to the order of such assigning Bank in a principal amount equal to the principal amount of Loans retained by it. Such new Notes shall be in the aggregate principal amount equal to the aggregate principal amount of such surrendered Notes; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit G and Exhibit H, as applicable. Canceled Notes shall be returned to the applicable Borrower.

                           (f) Each Bank may without the consent of the Borrower
or any Guarantor or the Administrative Agent or CoAgents sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including its Pro Rata Share of the Aggregate Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participating banks or other entities shall be entitled to the benefit of the cost and yield protection provisions contained in Sections 2.11, 2.13,
2.18 and 3.4 to the same extent that the Bank from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions (but shall not, in the aggregate, be entitled to receive payments under such Sections in amounts in excess of the payments which would have been made to the selling Bank had such participations not been sold) and (iv) the Borrowers, the Administrative Agent, the Co-Agents and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of Holdings or the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to reducing any Fees payable hereunder or reduce the amount of principal of or decrease the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans and changing or extending the Aggregate Commitment).

                           (g) Any Bank or participant may, in connection with
any assignment or participation or proposed assignment or participation pursuant to this Section 11.3, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and any Subsidiary furnished to such Bank by or on behalf of Holdings and such Subsidiary; provided, however, that, prior to any such disclosure of information designated by Holdings or any Subsidiary as confidential, each such assignee or participant or proposed assignee or proposed participant shall execute an agreement whereby such Person shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information and to use such information solely for purposes related to this Agreement.

                           (h) Any Bank may at any time assign all or any
portion of its rights under this Agreement and the Notes issued to such Bank hereunder to a Federal Reserve Bank; provided, however, that no such assignment shall release a Bank from any of its obligations hereunder.

                           (i) Neither the Borrower nor any Guarantor shall
assign or delegate any of its rights or duties hereunder without the prior written consent of all of the Banks.

                  SECTION 11.4. Expenses of the Co-Agents and the Banks. The Borrower agrees to pay all out-of-pocket expenses reasonably incurred by the Administrative Agent associated with the arrangement of the credit facilities hereunder (including printing, duplicating, mailing, advertising and similar expenses), the preparation, execution and delivery of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Administrative Agent, any Co-Agent or any Bank in connection with the enforcement or protection of its rights under this Agreement, any other Loan Document or the Loans made and Letters of Credit issued hereunder, including, but not limited to, the fees and disbursements of O'Sullivan Graev & Karabell, LLP, special counsel for the Administrative Agent, the Co-Agents and the Banks, and in connection with such enforcement or protection, the reasonable fees and disbursements of other counsel (including in-house counsel) for the Banks. All amounts

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



due under this Section 11.4 shall be payable on demand of any Bank therefor.

                  SECTION 11.5. Indemnification. (a) General. The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, the Co-Agents, the Banks and each of their respective officers, directors, employees, counsel and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject (excluding any losses, claims, damages and liabilities arising from gross negligence, willful misconduct, fraud or breach of fiduciary duty owed to third parties on the part of such Indemnified Person or arising from any assertion, putative or otherwise, as to the legal capacity or authority of any Indemnified Person to execute and deliver this Agreement or in respect of any law governing the corporate powers of any Indemnified Person to perform its obligations hereunder) arising out of this Agreement, any other Loan Document, the Facility or any Loans, Letters of Credit or other financial accommodations thereunder, the use of the proceeds of any such Loans, Letters of Credit or financial accommodations, the breach of any representation or covenant contained herein or in any other Loan Document, any act or omission by the Administrative Agent or the Co-Agents in connection herewith or with any of the foregoing (including any claim asserted in any litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto), and to reimburse each Indemnified Person, upon written demand, for all legal and other expenses incurred in connection with investigating or defending any of the foregoing. The foregoing indemnity obligation shall not, as to any Indemnified Person, apply to any loss, claim, damage or liability (i) incurred by any Indemnified Person against any other Indemnified Person hereunder, (ii) arising from the breach by any Indemnified Person of any of its obligations to Holdings or the Borrower hereunder or (iii) arising out of any commitment made by any Indemnified Person which would be breached by performance of such Indemnified Person's obligations hereunder. Each Indemnified Person will provide prompt written notice to the Borrower of its assertion of any claim or the commencement of any legal action or proceeding against such Indemnified Person related to the Facility or the transactions contemplated hereby.

                           (b) Environmental Indemnity. The Borrower hereby
agrees to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable fees and expenses of counsel and the allocated cost of internal counsel), which may be incurred by or asserted against an Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim

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



arising out of or related to any property subject to a Mortgage in favor of the Collateral Agent or any Bank. No action taken by legal counsel chosen by the Collateral Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower's obligation and duties hereunder to indemnify and hold harmless the Indemnified Persons. In no event shall site visit, observation, or testing by the Collateral Agent or any Bank be a representation that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other Applicable Law. Neither the Borrower nor any Guarantor nor any other party is entitled to rely on any site visit, observation, or testing by the Collateral Agent or any Bank. Except as may be required by Applicable Law, neither the Collateral Agent nor any Bank owes any duty of care to protect Holdings or any Subsidiary or any other party against, or to inform Holdings or any Subsidiary or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Except as may be required by Applicable Law, neither the Collateral Agent nor any Bank shall be obligated to disclose to Holdings or any Subsidiary or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Collateral Agent or any Bank.

                           (c) The provisions of this Section 11.5 shall remain
operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Co-Agents or any Bank. All amounts due under this Section 11.5 shall be payable on written demand therefor.

                  SECTION 11.6. Governing Law. (a) This Agreement and the Notes shall be construed in accordance with and governed by the laws of the State of New York.

                           (b) For all purposes of this Agreement or any other
Loan Document, and for all purposes of any suit or proceeding arising out of or relating to the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment, the Borrower, each Guarantor, Chemical, Bank of America and each Bank hereby submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York City, and any appellate court from any such state or federal court, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in

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



such New York court or, to the extent permitted by law, in such federal court. The Borrower, each Guarantor, Chemical, Bank of America and each Bank hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Bank or the Borrower may otherwise have to bring any action or proceeding relating to this Agreement or any related matter against the Borrower or its properties in the case of the Banks, or against any Bank, Chemical or Bank of America, or their respective properties in the case of the Borrower, in the courts of any jurisdiction.

                           (c) The Borrower, each Guarantor, Chemical, Bank of
America and each Bank hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any New York State or federal court located in New York and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                           (d) The Borrower, Chemical, Bank of America and each
Bank hereby irrevocably consent to service of process by registered United States mail, return receipt requested, as provided in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 11.7. Waivers; Amendments. (a) No failure or delay of any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Banks hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Each Bank shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not the Note issued to such Bank shall have been marked to indicate such amendment, modification, waiver or consent.

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



                           (b) No Loan Document nor any provision thereof, nor
any provision of any Loan, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Banks; provided, however, that no such agreement shall (i) except for a waiver of a Mandatory Prepayment under Section 2.8, change the principal amount of, or extend or advance the maturity of or any date for the payment of any Note or any Fee or Reimbursement Obligation or waive or excuse any such payment or any part thereof, or change the rate of interest on any Note, without the written consent of each Bank affected thereby, (ii) amend or modify the provisions of this Section 11.7 or Article VIII or the definitions of "Interest Period" and "Majority Banks", without the written consent of each Bank, or (iii) release any material part of the Collateral (except as expressly permitted by the applicable Financing Agreement) without the written consent of each Bank; and provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Collateral Agent or the Co-Agents under this Agreement or any other Loan Document without the written consent of such Administrative Agent, Collateral Agent and CoAgents, respectively.

                  SECTION 11.8. Severability. In the event any one or more of the provisions contained in this Agreement or in any Note or other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 11.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Administrative Agent, the Collateral Agent, the Co-Agents, Holdings and the Borrower.

                  SECTION 11.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                  SECTION 11.11. Obligations of Banks Several. The rights and obligations of the Banks under this Agreement and the other Loan Documents are several and not joint. Nothing contained in this Agreement or any other Loan Document and no

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



action taken by any Bank or the Borrower pursuant hereto or thereto shall be deemed to constitute the Banks as a partnership, association, joint venture or other entity.

                  SECTION 11.12. Entire Agreement. This Agreement, together with the agreements and documents referred to herein and the Fee Letters contain the entire agreement of the parties and supersedes any and all prior agreements among the parties with respect to the subject matter hereof.

                  SECTION 11.13. Confidentiality. (a) Each Bank agrees to keep confidential (and to cause its respective officers, directors, employees, agents, representatives and Affiliates to keep confidential) the Information (as defined below), except that any Bank shall be permitted to disclose Information:
(i) to such of its officers, directors, employees, agents, representatives and Affiliates (including outside counsel) as need to know such Information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Bank shall, except for Information requested by any such bank regulatory authority, promptly notify Borrower (to the extent practicable and lawful, notice shall be given to the Borrower before such disclosure is made so as to permit Borrower to seek a protective order) of the circumstances and content of each such disclosure and shall request confidential treatment of any Information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Bank on a non-confidential basis from a source other than the Borrower or its Affiliates or (C) was available to such Bank on a non-confidential basis prior to its disclosure to such Bank by the Borrower or its Affiliates; or (iv) to the extent the Borrower shall have consented to such disclosure in writing. As used in this Section 11.13, as to any Bank, "Information" shall mean any financial statements, materials, documents and other information that the Borrower or any of its Affiliates may have furnished or may hereafter furnish to the Administrative Agent or any Bank in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.

                  SECTION 11.14. Release of Certain Liens. The Collateral Agent, on behalf of the Banks, shall execute and deliver to the Borrower any documents or instruments reasonably required to release any Lien which was created for the benefit of the Banks in connection with the Existing Facility but which covers assets which are no longer Collateral for purposes of this Agreement and the other Loan Documents.

                                   *  *  *  *

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



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                           MINERALS HOLDINGS INC.

                                           By: /s/ William J. Woods, Jr.
                                              ----------------------------------
                                              Name:  William J. Woods, Jr.
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                           WORLD MINERALS INC.

                                           By: /s/ John F. Liechty
                                              ----------------------------------
                                              Name:  John F. Liechty
                                              Title: Vice President, Finance
                                                     and Chief Financial Officer

                                           CHEMICAL BANK,
                                             individually and as
                                             Administrative Agent and
                                             Co-Agent

                                           By: /s/ John F. Gehebe
                                              ----------------------------------
                                              Name:  JOHN F. GEHEBE
                                              Title: ASSISTANT VICE PRESIDENT

                                           BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION,
                                             individually and as Co-Agent

                                           By: /s/ Adam N. Balbach
                                              ----------------------------------
                                              Name:  ADAM N. BALBACH
                                              Title: VICE PRESIDENT

                                           NATIONSBANK, N.A. (CAROLINAS)

                                           By:  /s/ Margaret K. Vandenberg
                                              ----------------------------------
                                              Name:  Margaret K. Vandenberg
                                              Title: Senior Vice President